UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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INSIGHT ENTERPRISES, INC.
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Insight

Notice of 2025 Annual Meeting of Stockholders and Proxy Statement

In 2024, clients remained cautious regarding technology spending, influenced by the broader economic climate, which affected their investment priorities and extended decision-making timelines. Despite this, we made significant progress in developing our offerings across key growth sectors, including cloud solutions and Insight Core services, while leveraging contributions from strategic acquisitions to enhance our long-term competitive positioning. We strengthened our capabilities and expanded our expertise in critical areas for our clients, focusing on Google Cloud Platform (“GCP”), ServiceNow, and Amazon Web Services (“AWS”), while reinforcing our strengths in Microsoft Azure (“Azure”) services.

We also met Q4 expectations in 2024, resulting in another record year with a gross margin of 20.3% and operational cash flow of $633 million.

▪ Net sales decreased 5% year to year to $8.7 billion.
▪ Gross profit increased 6% year over year to $1.8 billion.
▪ Gross margin expanded 210 basis points compared to 2023 to 20.3%.

These results have contributed to strengthening Insight’s long-term market positioning and highlight the effectiveness of our initiatives to drive profitable growth and stockholder value creation.

Dear Fellow Stockholder,
On behalf of our Board of Directors, I’m pleased to invite you to Insight’s 2025 Annual Meeting of Stockholders. The meeting will be held on Tuesday, May 13, 2025, at 8:30 a.m. MST, at our global headquarters located at 2701 E. Insight Way, Chandler, Arizona 85286. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.
For more information on Insight and to take advantage of the many stockholder resources and tools available, we encourage you to visit our Investor Relations website at https://investor.insight.com.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote via the Internet, by telephone or by signing and returning a proxy card. Please vote as soon as possible so that your shares will be represented at the meeting.
Thank you for your trust in Insight and your investment in our business.

Joyce A. Mullen
President and Chief Executive Officer
April 3, 2025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When:	Where:

Tuesday, May 13, 2025	Insight Enterprises, Inc.
8:30 a.m. MST	2701 E. Insight Way
Chandler, Arizona 85286
We are pleased to invite you to the Insight Enterprises, Inc. 2025 Annual Meeting of Stockholders (the “Annual Meeting”).
Items of Business:
1.To elect 10 directors for a term expiring at the 2026 Annual Meeting of Stockholders (or until their respective successors have been duly elected and qualified);
2.To approve, on an advisory basis, named executive officer compensation;
3.To ratify KPMG LLP as Insight Enterprises, Inc.’s independent registered public accounting firm for the year ending December 31, 2025; and
4.To consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the meeting.
Record Date:
Holders of our common stock at the close of business on March 17, 2025, are entitled to notice of, and to vote at, the Annual Meeting.
How to Vote:
Your vote is important to us.  Please see “Voting Information” on page 1 for instructions on how to vote your shares.
These proxy materials are first being distributed on or about April 3, 2025.

April 3, 2025	By Order of the Board of Directors,

Samuel C. Cowley
Senior Vice President, General Counsel and Secretary

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be Held on May 13, 2025:  The proxy materials relating to our 2025 Annual Meeting (notice, proxy statement, proxy card and annual report) are available at www.proxvote.com.

PROXY STATEMENT TABLE OF CONTENTS

VOTING INFORMATION

Who is Eligible to Vote
You are entitled to vote at the Annual Meeting if you were a stockholder of Insight Enterprises, Inc. (the “Company”, “Insight” or “we”) as of the close of business on March 17, 2025, the record date for the Annual Meeting.

Participate in the Future of Insight – Vote Today
Please cast your vote as soon as possible on all the proposals listed below to ensure that your shares are represented.

		More Information	Board Recommendation
Proposal 1	Election of Directors	Page 17	FOR each Director Nominee
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	Page 28	FOR
Proposal 3	Ratification of Independent Registered Public Accounting Firm	Page 69	FOR

Voting in Advance of the Annual Meeting
Even if you plan to attend our Annual Meeting in person, please read this proxy statement with care and vote right away as described below. For stockholders of record, have your notice and proxy card in hand and follow the instructions. If you hold your shares through a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee, including whether telephone or Internet options are available.

INTERNET / MOBILE	PHONE	MAIL

Visit 24/7: www.proxyvote.com Use the Internet to vote your proxy until 11:59 p.m. (ET) on May 12, 2025.	Dial toll free 24/7: 1-800-690-6903 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 12, 2025.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Voting at the Annual Meeting
You may vote in person at the Annual Meeting, which will be held on Tuesday, May 13, 2025, at 8:30 a.m. MST, at the Insight global headquarters, 2701 E. Insight Way, Chandler, Arizona 85286. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a legal proxy issued in your name from the institution that holds your shares.

Frequently Asked Questions
We provide answers to many frequently asked questions about the meeting and voting under “Frequently Asked Questions Concerning the Annual Meeting” beginning on page 73 of this proxy statement.

PROXY SUMMARY
This summary highlights information contained elsewhere. This summary does not contain all of the information that you should consider, and you should carefully read the entire proxy statement and our Annual Report for the year ended December 31, 2024, before voting at the Annual Meeting. Measures used in this proxy statement that are not based on U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to the most directly comparable GAAP measure in Appendix A.
Business Overview
Today, every business is a technology business. We help our clients accelerate their digital journey to modernize their businesses and maximize the value of technology. We serve these clients in North America; Europe, the Middle East and Africa (“EMEA”); and Asia-Pacific (“APAC”). As a Fortune 500-ranked solutions integrator, we enable secure, end-to-end digital transformation and meet the needs of our clients through a comprehensive portfolio of solutions, far-reaching partnerships and 36 years of broad Information Technology (“IT”) expertise. We amplify our solutions and services with global scale, local expertise and our e-commerce experience, enabling our clients to realize their digital ambitions in multiple ways.

Building upon the strong foundation of our traditional technology business, we bring innovative and scalable solutions — a combination of services and product — that accelerate transformation and produce meaningful results for our clients. Our strategy is focused on putting clients first, delivering differentiation, championing our culture and driving profitable growth.

We are organized in the following three operating segments, which are primarily defined by their related geographies:

Operating Segment	Geography	Percent of 2024 Consolidated Net Sales
North America	United States and Canada	81%
EMEA	Europe, Middle East and Africa	16%
APAC	Asia-Pacific	3%

2024 Business Highlights
In 2024, the Company achieved record gross margin driven by cloud and services as well as our pricing and profitability initiatives. We also generated record cash flows from operating activities for the year. The Company made significant progress in key growth areas, with cloud gross profit increasing due to higher demand for SaaS and infrastructure-as-a-service along with contributions from acquisitions. The Company continues to expand its expertise in GCP, ServiceNow, and AWS, while supplementing its strong capabilities in Azure. We believe our focus positions us well to execute on our business goals and serve our clients’ needs as market conditions evolve.

For the full year 2024, we delivered the following consolidated financial results:
•Net sales declined 5% to $8.7 billion
•Gross profit grew 6% to $1.8 billion
•Gross margin expanded approximately 210 basis points to 20.3%
•Earnings from operations (“EFO”) declined 7% to $389 million, and non-GAAP Adjusted* EFO grew 2% to $502 million
•Diluted earnings per share (“EPS”) declined 13% to $6.55, and non-GAAP Adjusted* diluted EPS was flat at $9.68
•Non-GAAP Adjusted* return on invested capital (“ROIC”) from EFO was 11.82% and from Adjusted* EFO was 15.28%(1)
(1)Calculated using a 26.0% tax rate.

$10,431
$9,176
$8,702
20.3%
Gross Margin
15.7%
18.2%
$1,766
$1,637
$1,670
$467
$492
$502
17.27%
15.94%
15.28%
$9.11
$9.69
$9.68
Net Sales (in Millions)
Gross Profit (in Millions)
Non-GAAP Adjusted* Earnings From Operations (in Millions)
Non-GAAP Adjusted* Diluted Earnings Per Share
Non-GAAP Adjusted* ROIC
2022
2023
2024

* See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure and a discussion of why we believe these non-GAAP measures are useful.

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2019, would have grown to $216 on December 31, 2024. The chart also shows Insight’s performance versus the NASDAQ US Benchmark TR Index (Market Index) ($100 investment would have grown to $193) and the NASDAQ US Benchmark Computer Hardware TR Index (Industry Index) ($100 investment would have grown to $342) over the same period, with dividends reinvested.
For further details about our performance in 2024, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Our Board of Directors
•Independent Board. Our Board of Directors (the “Board of Directors” or the “Board”) is comprised entirely of independent directors, other than Joyce A. Mullen, who also serves as our President and Chief Executive Officer.
•Independent Chair of the Board and Presiding Director. Timothy A. Crown serves as the independent Chair of our Board and Anthony A. Ibargüen serves as the Presiding Director of our Board, whose primary responsibility is to fill in for the Chair if Mr. Crown is unable to serve.
•Independent Board Committees. All members of our Board’s Audit, Compensation and Nominating and Governance Committees are independent directors.

					Board Committee Membership
Name	Age	Director Since	Primary Occupation	Independent	Audit	Compensation	Nominating & Governance
Joyce A. Mullen	63	2022	President and Chief Executive Officer, Insight Enterprises, Inc.
Timothy A. Crown	61	1994	Investor / Entrepreneur	✓
Richard E. Allen	68	2012	Investor	✓	×
Bruce W. Armstrong	63	2016	Operating Partner, Khosla Ventures	✓		×
Alexander L. Baum(1)	39	2022	Partner, ValueAct Capital	✓	×	×
Linda M. Breard	55	2018	Investor	✓		×
Catherine Courage	50	2016	Vice President, of Experience for Consumer Products, Google, Inc.	✓		×	×
Janet Foutty(2)	58	2024	Chief Executive Officer (retired), Deloitte Consulting LLP	✓		×	×
Anthony A. Ibargüen	66	2008	Executive Chair of Culligan Quench and Culligan Latin America	✓		×	×
Kathleen S. Pushor(1)	67	2005	Independent Consultant	✓	×		×
Thomas Reichert(2)	58	2024	Chief Executive Officer, Environmental Resources Management, Inc.	✓	×		×
Girish Rishi	55	2017	Chief Executive Officer, Cognite LLC	✓	×		×

Committee Chair
(1)	Alexander L. Baum and Kathleen S. Pushor are not standing for re-election at the 2025 Annual Meeting.
(2)	Janet Foutty and Thomas Reichert were appointed to the Board and their respective committee roles effective August 30, 2024.

Executive Compensation Highlights
Chief Executive Officer Pay for Performance
Our executive compensation program is focused on driving profitability growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses on variable, performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. As shown in the chart below, in 2024, approximately 89% of the target total direct compensation of our President and Chief Executive Officer (CEO), Joyce A. Mullen, was variable and/or “at-risk” and earned only if performance goals are met.

CEO
Base Salary
11%
Annual Bonus
17%
Long-Term
Equity-Based
Incentives
72%

Our Executive Compensation Practices
Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
✓	Emphasis on at-risk compensation, with significant percentage delivered in the form of variable compensation
✓	Long-term performance objectives aligned with the creation of stockholder value
✓	Compensation Committee consists of independent directors only
✓	Annual review of our compensation-related risk profile
✓	Market comparison of executive compensation against relevant peer group information
✓	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing services only at the committee’s discretion
✓	Robust stock ownership guidelines
✓	Clawback policy
✓	We do not provide excessive executive perquisites
✓	We do not provide excessive severance benefits
✓	We do not offer tax gross-ups for changes in control
✓	We prohibit repricing of underwater stock options under our long-term incentive plan without stockholder approval
✓	We prohibit hedging, short sales or pledging of our securities
Extensive information regarding our executive compensation programs in place for 2024 can be found under the heading “Compensation Discussion and Analysis.”
CORPORATE GOVERNANCE
To provide a framework for effective corporate governance, our Board of Directors has adopted Corporate Governance Guidelines. These guidelines outline the operating principles of our Board of Directors, and the composition and working processes of our Board and its committees. The Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines and developments in corporate governance, and recommends proposed updates and changes to the Board for approval.

Our Corporate Governance Guidelines, along with other corporate governance documents, such as Board committee charters and our Code of Ethics and Business Practices, are available on our website at https://investor.insight.com/corporate-governance/documents-and-charters.

Independence of Our Board of Directors
Under our Corporate Governance Guidelines and the listing standards of NASDAQ, a majority of our Board members must be independent. The Board of Directors annually determines whether each of our directors is independent. In determining independence, the Board follows the independence criteria set forth in the NASDAQ listing standards and considers all relevant facts and circumstances.
Under the NASDAQ independence criteria, a director cannot be considered independent if he or she has one of the relationships specifically enumerated in the NASDAQ listing standards. In addition, the Board must affirmatively determine that a director does not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has affirmatively determined that each of our current directors is independent under the applicable listing standards of NASDAQ, other than our President and Chief Executive Officer, Joyce A. Mullen.

Board of Directors Leadership Structure
Timothy A. Crown serves as the Chair of our Board of Directors and Joyce A. Mullen serves as our President and Chief Executive Officer. The Board believes that separating the roles of Chair of the Board and Chief Executive Officer, along with the use of regular executive sessions of the independent directors, provides appropriate oversight of the Company’s strategic direction. Anthony A. Ibargüen serves as the Presiding Director of the Board. His responsibilities are to participate as a member of the Executive Committee; to recommend agenda items for Board meetings; and to fill in when the Chair of the Board is unavailable.

Board Assessment
The Board engages in a robust self-evaluation process designed to elicit improvement in the effectiveness of the Board, its committees, and the individual directors. For the last several years, on an annual basis, the Company’s outside counsel has distributed a self-assessment questionnaire, which was followed by an interview with each director. After compiling the results, the recommendations provided by the directors were reviewed with the Chair of the Board and the Chairs of each committee. The Chairs of the committees use the recommendations to identify areas of potential improvements for their respective committees and the Chair of the Board and the Chair of the Nominating and Governance Committee provide feedback to each individual director.

Corporate Social Responsibility
In 2024, the Company furthered its commitment to corporate social responsibility through environmental, social and governance (“ESG”) initiatives that reflect areas of greatest relevance to Insight. These initiatives include operating with integrity, fostering employee capabilities, promoting diversity and inclusion in the workforce, data security, supporting our local communities, and minimizing our environmental impact. The Company has signed the United Nations Global Compact and supports its principles of human rights, anti-discrimination, environmental responsibility, and anti-corruption. The Board is responsible for overseeing the Company’s ESG program, priorities, and initiatives and utilizes each of the committees for various aspects of the Company’s overall ESG program.
Key areas of focus for the Company’s ESG program include:
•Business Ethics and Compliance
•Data Security
•Human Capital Development
•Reducing our Environmental Impact
•Community Involvement

ESG Highlights
Business Ethics and Compliance
The Company maintains a global Code of Ethics and Business Practices, Human Rights Policy and global Anti-Bribery and Anti-Corruption Policy to guide employee and director conduct to foster a culture of ethics, integrity, and compliance with the law. These policies are periodically reviewed and approved by our senior management or the Board as applicable or appropriate.
We require annual and recurring ethics and compliance training for employees across all levels, and we work to ensure that all employees understand what is expected of them in their day-to-day role. We also maintain an Ethics Hotline for confidential reporting of suspected violations.

ESG Highlights (continued)
Data Security
The Company maintains a Global Information Security Program, managed by a dedicated Chief Information Security Officer (“CISO”), as part of its information security strategy, both of which involve best practices, current tools, and policies and procedures designed to keep company, employee, and customer information confidential and secure. The Company’s CISO manages the information security aspects of our Global Data Privacy Program while a member of our EMEA legal team and our Global Compliance Officer manage the legal and compliance aspects as Data Protection Officers.
The CISO and Company management report regularly (at least twice annually) to the full Board or Audit Committee on cybersecurity and information security matters.
Our program is regularly evaluated by internal and external experts with the results of those reviews reported to senior management and the Board of Directors. We also collaborate with thought leaders in cybersecurity including with key vendors, clients, business partners, industry participants, and intelligence and law enforcement communities as part of our continuing efforts to evaluate and improve the effectiveness of our information security policies and procedures.
We require quarterly cybersecurity compliance training for employees across all levels and regularly educate employees about cybersecurity defenses.
The Company maintains cybersecurity insurance.

Human Capital Development
We foster a culture that encourages leadership development and encourages employees to excel individually and deliver value to clients.
We seek to be an employer of choice and have been recognized as a “Great Place to Work” and “Best Place to Work” in multiple locations in North America, Europe and Australia.
We provide recurring training and education for employees across all levels regarding our policies.
The Company annually conducts employee pulse surveys to track employee engagement and satisfaction and employs equal employment opportunity hiring practices, polices and management of employees.
We are committed to creating a diverse workforce that provides equal opportunity regardless of race, gender, religion, national origin, sexual orientation or disability, among other categories, and fosters respect, appreciation and acceptance of all people.
The Company has established programs designed to build long-term relationships with businesses and suppliers owned by women, members of disadvantaged minority groups, military veterans, and other historically disadvantaged groups.
We earned a perfect score on the Human Rights Campaign Foundation’s Corporate Equality Index and the Disability Equality Index (2023–2024) and were designated as one of Newsweek America’s “Greatest Workplaces for Diversity” and “Greatest Workplaces for Women” for 2024 and “Greatest Workplaces for Inclusion & Diversity” for 2025.
The Company maintains an Anti-Discrimination and Anti-Harassment Policy that prohibits hostility or aversion towards individuals in protected categories, and prohibits sexual harassment in any form. It is periodically reviewed and approved by senior management and the Board.
The Company is a participant in the United Nations Global Compact and committed to policies and practices that avert human trafficking, eliminate modern slavery and other human rights violations.

ESG Highlights (continued)
Environmental Impact
We are committed to minimizing our impact on the environment where practicable. The Company’s Environmental Policy, among other things, considers the energy consumption and environmental impact of real estate as we expand or occupy new spaces. The policy is periodically reviewed and approved by senior management and the Board.

The Company evaluates Scope 1 and Scope 2 greenhouse gas (“GHG”) emissions calculations each year to validate that it is maintaining low GHG emission levels. In 2024, the Company’s Scope 1 and Scope 2 GHG emissions totaled approximately 13,350 metric tons, a slight decrease from approximately 13,500 metric tons in 2023. The Company is evaluating its Scope 3 GHG emissions and plans to continue to evaluate Scope 1 and Scope 2 GHG emissions on an annual basis.
Our global headquarters building features an eco-friendly design, including solar panels and energy efficient HVAC and lighting systems. The building has been LEED Gold certified by the U.S. Green Building Council. In 2024, the Company was named 48th on Barron’s 100 Most Sustainable Companies.

We are engaged in assisting customers with hardware lifecycle and asset disposal services saving the equivalent of millions of pounds of electronic waste.

Community Involvement
We provide employees two paid days off per year to volunteer their time to philanthropic and volunteer causes that improve our communities throughout the world.

The Company and Employees contribute significant funds to charitable causes throughout the world including significant annual contributions to Ronald McDonald House charities, the Make-A-Wish Foundation, the United Way, and the Boys & Girls Clubs of the Valley (AZ).

The Company and its employees support the Insight In It Together Foundation, which (i) provides financial assistance and other resources to employees and their families in times of special need and (ii) supports community organizations providing technology to support educational opportunities for under-privileged children.

The Company annually reports on some of its ESG activities in the Insight Enterprises Corporate Citizenship Report, which is available on our website at https://investor.insight.com. The Company does not make political contributions.

Board and Committee Meetings
Under our Corporate Governance Guidelines, our directors are expected to attend meetings of the Board and applicable committees and the annual meeting of stockholders.
During 2024, the Board held nine meetings, comprising both regularly scheduled and special meetings. Each director, with the exception of Catherine Courage, attended at least 75% of the total meetings of the Board and the committees on which they served during their tenure. In addition, all of the then serving directors attended our 2024 Annual Meeting of Stockholders.

Board Committees
Our Board has four committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Our Board has adopted charters for each of these committees, which are available on our website at https://investor.insight.com/corporate-governance/documents-and-charters/default.aspx. Under the committees’ charters, the committees report regularly to the Board. Additional information on each of these committees is set forth below.

Audit Committee

Chair: Linda M. Breard

Other Members of the Committee: Richard E. Allen, Alexander L. Baum, Kathleen S. Pushor, Girish Rishi, and, as of August 30, 2024, Thomas Reichert

Meetings Held in 2024: 10

Primary Responsibilities:

Our Audit Committee is responsible for, among other things: (1) appointing, compensating, retaining, evaluating, overseeing and terminating our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm its independence; (3) reviewing with our independent registered public accounting firm the scope and results of the firm’s audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the Company’s accounting and financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the U.S. Securities and Exchange Commission (“SEC”); (6) reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls; (7) establishing procedures for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters; (8) reviewing and approving or ratifying related party transactions; and (9) overseeing our internal audit function.

Independence:

Each member of the Audit Committee meets the audit committee independence requirements of NASDAQ and the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The Board has designated each of Richard E. Allen and Linda M. Breard as an “audit committee financial expert.” Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements.

Compensation Committee

Chair: Richard E. Allen

Other Members of the Committee: Bruce W. Armstrong, Alexander L. Baum, Linda M. Breard, Catherine Courage, Anthony A. Ibargüen, and, as of August 30, 2024, Janet Foutty

Meetings Held in 2024: 6

Primary Responsibilities:

Our Compensation Committee is responsible for, among other things: (1) reviewing and approving the compensation of our chief executive officer and other executive officers; (2) administering our stock plans and other incentive compensation plans; (3) periodically reviewing and recommending to the Board any changes to our incentive compensation and equity-based plans; (4) delegating authority to directors or executive officers to grant equity awards to eligible employees; (5) appointing, compensating, retaining, evaluating and overseeing outside compensation consultants, experts and other advisors; (6) reviewing trends in executive compensation; and (7) reviewing talent management and succession planning for senior executives, including internal succession candidates for the chief executive officer.

Independence:

Each member of the Compensation Committee meets the compensation committee independence requirements of NASDAQ and the rules under the Exchange Act, and meets the non-employee director requirements of Rule 16b-3 under the Exchange Act.

Nominating and Governance Committee

Chair: Bruce W. Armstrong

Other Members of the Committee: Catherine Courage, Anthony A. Ibargüen, Kathleen S. Pushor, Girish Rishi, and, as of August 30, 2024, Janet Foutty and Thomas Reichert

Meetings Held in 2024: 4

Primary Responsibilities:

Our Nominating and Governance Committee is responsible for, among other things: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board; (2) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (3) reviewing developments in and making recommendations regarding corporate governance matters; (4) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; (5) managing the Board’s self-evaluation process; (6) coordinating the process for chief executive officer succession, especially involving external candidates; and (7) retaining, compensating and terminating any director search firms or other advisors.

Independence:

Each member of the Nominating and Governance Committee meets the nominating and corporate governance committee independence requirements of NASDAQ.

Executive Committee

Chair: Timothy A. Crown

Other Members of the Committee: Anthony A. Ibargüen, Joyce A. Mullen

Meetings Held in 2024: None

Primary Responsibilities:

Our Executive Committee meets, at the request of the Chair, to exercise the powers and authority of the Board during intervals between meetings of the Board. The Executive Committee shall not exercise: (1) powers delegated to other committees of the Board; and (2) powers that may not be delegated to a committee under Delaware General Corporation law, including amending the Company’s Amended and Restated Bylaws or approving a merger of the Company.

Board of Directors Role in Strategy
Our Board of Directors oversees the Company’s strategy. On an annual basis, the Board reviews and approves the Company’s strategic plan and is involved in the Company’s strategic planning process throughout its development. Throughout the past several years, the Board has been regularly involved in addressing matters of strategic importance, including evaluating and prioritizing acquisition targets, strategic partnerships, and the strategies adopted by the Company to address industry trends and opportunities.

Board of Directors Role in Risk Oversight
Enterprise Risk Management Program
Our Board of Directors oversees our Enterprise Risk Management Program (the “ERM Program”), which is designed to drive the identification, analysis, discussion and reporting of risks to the enterprise. The ERM Program encourages constructive dialog at the management and Board levels to proactively identify and manage enterprise risks. Under the ERM Program, which the Company continues to refine, management develops a comprehensive report of enterprise risks by conducting regular assessments of the business and supporting functions, including assessments of strategic, operational, financial reporting, and legal and compliance risks, and helps to ensure appropriate response strategies are in place. As part of the Company’s ERM Program, the Company focuses on cybersecurity defenses, including best practices for tools, policies, procedures, and training.
Enterprise risks are considered in business decision making and as part of our overall business strategy. Our management team, including our executive officers, is primarily responsible for managing the risks associated with the operations and business of the Company. Senior management provides updates to the Audit Committee of the Board at least twice a year on matters covered by the ERM Program, and reports to the full Board on any identified high priority enterprise risks. The ERM Program has addressed the Company’s use and development of artificial intelligence (“AI”), including generative AI, to ensure the Board is aware of, and able to provide oversight on the adoption and creation of best practices to mitigate exposure to, material risks that could arise from the Company’s use and development of AI.
Compensation Risk Assessment
We annually conduct an assessment of the risks associated with our compensation practices and policies.  In 2024, we determined that the risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our various compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short-term and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight ensures compensation programs align with the Company’s compensation philosophies and objectives, and, along with other factors, mitigates the possibility such programs would encourage excessive risk-taking.

Code of Ethics and Business Practices
We have adopted a Code of Ethics and Business Practices, which is applicable to all of our teammates, including our Chief Executive Officer, our Chief Financial Officer (principal financial officer), our Chief Accounting Officer (principal accounting officer), and our Board members. If we make any substantive amendments to the Code of Ethics and Business Practices or grant any waiver from a provision of the code to our Chief Executive Officer, our Chief Financial Officer (principal financial officer) or our Chief Accounting officer (principal accounting officer), we will disclose the nature of such amendment or waiver on our website at https://investor.insight.com or in a Current Report on Form 8-K within four business days of such amendment or waiver. A copy of this code is available on our website at https://investor.insight.com/corporate-governance/documents-and-charters/.

Insider Trading and Hedging Policy
We have adopted an Insider Trading Policy governing the purchase, sale, and other dispositions of our securities, which applies to all employees, officers, Board members, contractors and authorized representatives that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable Nasdaq listing standards. Our Insider Trading Policy expressly prohibits such persons from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit. While our Insider Trading Policy does not apply to the Company directly, it is our general practice to follow the same guidelines and restrictions on transactions involving Company securities that apply to persons covered under the Insider Trading Policy.
Our Insider Trading Policy further prohibits employees, officers, Board members, contractors and authorized representatives from engaging in hedging transactions, short sales or other speculative transactions involving our securities. In addition, it prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Our executives and Board members are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Exchange Act so that they can prudently diversify their asset portfolios.
A copy of our Insider Trading Policy was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Communications with the Board of Directors
Stockholders who would like to communicate with the Board of Directors or its committees may do so by writing to them via the Company’s Corporate Secretary by mail at Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286. Correspondence may be addressed to the collective Board of Directors or to any of its individual members or committees at the election of the sender. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s Corporate Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that raise grievances that are personal to the sender, communications that relate to the pricing of the Company’s products or services, communications that do not relate directly or indirectly to the Company and communications that are frivolous in nature.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during 2024 were Mr. Allen (Chair), Mses. Breard and Courage, and Messrs. Armstrong, Baum, and Ibargüen and, beginning August 30, 2024, Ms. Foutty. No member of the Compensation Committee was at any time during 2024 or at any other time an officer or employee of Insight, and no member had any relationship with Insight requiring disclosure. No executive officer of Insight has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee of Insight during 2024.

Related Party Transactions
Related Party Transaction Approval Policy
We have a written policy regarding the approval and/or ratification of related party transactions. The policy is administered by our Audit Committee and applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $120,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of the Company’s directors and executive officers, any stockholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons.
Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action unless the transaction falls within the following categories of pre-approved transactions:
•employment of an executive officer if compensation is otherwise subject to disclosure requirements or approved by the Compensation Committee;
•director compensation subject to disclosure requirements;
•in the ordinary course of business, sales to or purchases from another company where a related party is employed or a director if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s total annual revenues (for sales) or $50,000 (for purchases);
•any charitable contribution, grant or endowment where the related party is employed or a director if the aggregate amount involved does not exceed the lesser of $10,000 or 2% of the charitable organization’s annual receipts;
•any transaction where the related party’s interest arises solely from the ownership of common stock and all holders of common stock received the same benefit on a pro rata basis;
•any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and
•any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
We generally believe these transactions are not significant to investors because they comply with the Company’s standard policies and procedures or are otherwise subject to review. Any related party transaction requiring individual review will only be approved if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.
We also require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (and their immediate family members) had or will have a direct or indirect material interest (except for directors’ fees). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Audit Committee. The types of transactions that have been reviewed in the past typically include the purchase from, and sale of products and services to, companies for which our directors serve as executive officers or directors, including purchases of marketing services for the Company’s use and products for resale to clients.

Related Party Transactions
No related person had any direct or indirect material interest in any transaction with us required to be disclosed since the commencement of the 2024 fiscal year.
No Stockholder Rights Plan
The Company does not maintain a stockholder rights plan (commonly referred to as a poison pill).

PROPOSAL 1 – Election of Directors
On August 30, 2024 the Board voted to increase the size of the Board from 10 to 12 members and elected Janet Foutty and Thomas Reichert as members of the Board, each to serve until the 2025 Annual Meeting.
On February 11, 2025, after nearly 20 years of dedicated service to the Company and its stockholders, Kathleen S. Pushor announced her intention to retire from the Board and not stand for re-election at the 2025 Annual Meeting.

On March 28, 2025, Alexander L. Baum announced his intention to retire from the Board after three years of service and not stand for re-election at the 2025 Annual Meeting. In consideration of the announcements by Ms. Pushor and Mr. Baum, the Board set the size of the Board at 10 effective as of the date of the 2025 Annual Meeting.
Upon the recommendation of the Nominating and Governance Committee, the Board has nominated the 10 continuing directors for election to new terms expiring at the 2026 Annual Meeting of Stockholders, subject to the election and qualification of their successors.

Director Nomination Process
The Board of Directors is responsible for nominating individuals for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Governance Committee is responsible for identifying and screening potential candidates and recommending qualified candidates to the Board for nomination. Third-party search firms may be, and have been retained to identify individuals that meet the criteria of the Nominating and Governance Committee.
The Nominating and Governance Committee will consider director candidates recommended by stockholders in the same manner in which it evaluates candidates it identified, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend nominees for election to the Board should submit their recommendations in writing to our Corporate Secretary by mail at Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286. See “Other Business – Stockholder Proposals and Director Nominations for the 2026 Annual Meeting” for additional information.

Director Qualifications
In selecting director candidates, the Nominating and Governance Committee and the Board of Directors consider the qualifications and skills of the candidates individually and the composition of the Board as a whole. Under our Corporate Governance Guidelines, the Nominating and Governance Committee and the Board review the following for each candidate, among other qualifications deemed appropriate, when considering the suitability of candidates for nomination as director:
•Principal employment, occupation or association involving an active leadership role
•Qualifications, attributes, skills and/or experience relevant to the Company’s business
•Ability to bring diversity to the Board, including a mix of career experience and viewpoints
•Other time commitments, including the number of other boards on which the potential candidate may serve
•Independence and absence of conflicts of interest as determined by the Board’s standards and policies, the listing standards of NASDAQ and other applicable laws, regulations and rules
•Financial literacy and expertise
•Personal qualities, including strength of character, maturity of thought process and judgment, values and ability to work in a collegial manner

2025 Nominees for Election to the Board of Directors
Each of the 10 director nominees listed below is currently a director of the Company. Each also has been determined by the Board to be independent, other than our President and Chief Executive Officer, Joyce A. Mullen.
The following biographies describe the business experience of each director nominee. Following the biographical information for each director nominee, we have listed the specific experience and qualifications of that nominee that strengthen the Board’s collective qualifications, skills and experience.
If elected, each of the director nominees is expected to serve for a term expiring at the 2026 Annual Meeting of Stockholders, subject to the election and qualification of his or her successor. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTORS.

Joyce A. Mullen	Director of Insight Since: 2022

President and Chief Executive Officer of Insight	Other Public Company Directorships:
Age: 63	The Toro Company

Ms. Mullen was elected as President and Chief Executive Officer and a director of Insight effective January 1, 2022. Ms. Mullen joined Insight in October 2020 as our President for North America. Prior to joining Insight, Ms. Mullen spent 21 years of her career at Dell Technologies in a variety of sales, service delivery, and IT solutions roles most recently serving as President, Global Channel, Embedded & Edge Solutions and previously as Senior Vice President and General Manager, Global OEM and IOT Solutions from February 2015 to November 2017. Ms. Mullen is a member of the board of directors of The Toro Company, a publicly-held company that designs, manufactures, and markets lawn mowers, snow blowers, and irrigation system supplies for commercial and residential, agricultural, and public sector uses.
Experience and Qualifications of Particular Relevance to Insight
Ms. Mullen’s knowledge of our business, based on over 20 years of industry experience, her connections with industry leaders, and her extensive management experience, make her a valuable contributor to the Board. In addition, as our President and Chief Executive Officer, the Board believes it is appropriate for her to be a member of our Board.

Timothy A. Crown	Director of Insight Since: 1994

Chair of the Board, Independent Director
Age: 61

Mr. Crown has served as a director since 1994 and assumed the position of Chair of the Board in November 2004. Mr. Crown has been a non-employee director since 2004. Mr. Crown, a co-founder of the Company, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively. Mr. Crown is also an officer and director of various private companies, including companies in which he has made investments.
Experience and Qualifications of Particular Relevance to Insight
The Board believes Mr. Crown’s experience as a co-founder of the Company gives him a unique perspective on the Company’s opportunities, operations and challenges, and on the industry in which we operate. Mr. Crown’s experience in co-founding over 20 companies in the public, private and not-for-profit sectors also brings to our Board a focus on innovation and managing growth in rapidly changing environments.

Richard E. Allen	Director of Insight Since: 2012

Independent Director
Age: 68

Mr. Allen has served as a director since January 2012 and is one of the Audit Committee’s designated financial experts. Mr. Allen also serves as Chair of the Compensation Committee. Mr. Allen served at J.D. Edwards & Company, a cross-industry enterprise resource planning software solutions company, from 1985 to 2004, most recently as Executive Vice President, Finance and Administration, and served as a member of its board from 1992 to 2004. Prior to each of the following companies being acquired, he also served on the board of directors of RightNow Technologies, Inc., a publicly-held cloud-based customer relationship management business to consumer solutions provider, from 2004 until January 2012, and HireRight, Inc., a publicly-held provider of comprehensive employee background checks, from 2007 to 2009. He was the chair of the audit committee and a member of the compensation committee at both RightNow and HireRight. Mr. Allen served on the board and served as the audit committee chair for several privately-held companies that are cloud-based solutions and software providers. Since 2004, he served on the board of ten other public and private companies. Mr. Allen began his business career as a certified public accountant with Coopers & Lybrand in the audit division, where he last served as a Senior Auditor.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Allen’s over 40 years of finance, accounting, business operations and board experience, including his experience with cloud-based businesses, audit committees and compensation committees, brings corporate governance and financial and industry expertise to our Board.

Bruce W. Armstrong	Director of Insight Since: 2016

Independent Director
Age: 63

Mr. Armstrong has served as a director since March 2016. Mr. Armstrong also serves as Chair of the Nominating and Governance Committee. Mr. Armstrong has over 25 years of experience developing, marketing, selling, and investing in technology, with an emphasis in data warehousing and analytic applications. Since 2015, Mr. Armstrong has served as an Operating Partner at Khosla Ventures, a venture capital firm, working with enterprise technology portfolio companies. Prior to that, Mr. Armstrong was the President and Chief Executive Officer of PivotLink, a leading provider of SaaS BI applications, from 2011 to 2014; Chairman and Chief Executive Officer of Kickfire, a pioneer in next-generation data warehouse appliances focused on the open source MySQL database market, from 2008 to 2010; and President and Chief Executive Officer of publicly-traded KNOVA Software, a leading provider of search and analytic applications for unstructured data, from 2002 to 2007.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Armstrong’s extensive experience as an executive of several technology companies and his strong background in Big Data and Analytics, next generation databases, data mining and the Internet of Things, along with his service on the boards of a variety of publicly-held and private companies, bring industry expertise and governance experience to our Board.

Linda M. Breard	Director of Insight Since: 2018

Independent Director	Other Public Company Directorships: PotlatchDeltic Corporation, and Paylocity Holding Corporation
Age: 55

Ms. Breard has served as a director since February 2018 and is one of the Audit Committee’s designated financial experts. Ms. Breard also serves as Chair of the Audit Committee. Ms. Breard is a certified public accountant and currently serves on the Board of Directors for PotlatchDeltic Corporation, a publicly-held forest products company, where she is chair of the audit committee and a member of the compensation committee. Ms. Breard also currently serves on the Board of Directors for Paylocity Holding Corporation, a publicly-held and leading provider of cloud-based HCM and payroll software solutions, where she is a member of the audit committee. From February 2017 to July 2017, she served as the Executive Vice President and Chief Financial Officer of Kaiser Permanente of Washington, which provides health insurance and medical care. Prior to that, from February 2016 to January 2017, Ms. Breard was the Executive Vice President and Chief Financial Officer of Group Health Cooperative, a health maintenance organization. From 2006 to 2016, she held various positions including Senior Vice President and Chief Financial Officer of Quantum Corporation, a leading data storage company. Prior to that, from 1998 to 2006, she served in a variety of roles for Advanced Digital Information Corporation, a publicly-traded technology company, last serving as Vice President, Global Accounting and Finance, and worked six years in public accounting before that.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Ms. Breard’s extensive background in finance, business operations and accounting, along with her audit committee service on the boards of other public companies, brings financial expertise and governance experience to our Board.

Catherine Courage	Director of Insight Since: 2016

Independent Director	Other Public Company Directorships: MasterBrand, Inc.
Age: 50

Ms. Courage has served as a director since January 2016. Since October 2016, Ms. Courage has served as Vice President of Experience for Ads and Commerce and is now Vice President of Experience for Consumer Products at Google, a technology company specializing in Internet-related services and products. Prior to joining Google, Ms. Courage was Senior Vice President, Customer Experience for DocuSign, Inc., a digital transaction management cloud software company, from June 2015 to September 2016. Prior to that, she served as Senior Vice President, Customer Experience at Citrix from March 2009 to May 2015. Before that, she spent nine years in similar roles with Salesforce.com and Oracle. Ms. Courage also currently serves on the Board of Directors for MasterBrand, Inc. a publicly-held residential cabinet manufacturer, where she is a member of the audit committee and the nominating, environmental, social, and governance committee.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Ms. Courage’s work in brand design and customer experience and her extensive experience with leading information technology companies, are an asset to our Board, as we engage with our clients in the evolving digitally-driven marketplace.

Janet Foutty	Director of Insight Since: 2024

Independent Director
Age: 58

Ms. Foutty has served as a director since August 2024. She was previously an executive at Deloitte, where she held various roles of increasing responsibility for over 30 years. Most recently, Ms. Foutty served as the executive chair of the board of Deloitte US from June 2019 to August 2023, and as the Chief Executive Officer and chair of the board of Deloitte Consulting from December 2015 to June 2019. In her role as Chief Executive Officer of Deloitte Consulting, Ms. Foutty led the digital transformation and growth of the business through significant investments in digital, AI, and cloud. Additionally, Ms. Foutty led Deloitte’s Federal and US Technology business units as the national managing director and headed the launch of Deloitte Digital.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Ms. Foutty’s experience in the IT industry, extensive governance experience and leadership in scaling and managing technology businesses, along with her track record in driving M&A initiatives and expanding technology offerings/portfolios, brings strategic acumen and valuable depth to our Board.

Anthony A. Ibargüen	Director of Insight Since: 2008

Independent Director
Age: 66

Mr. Ibargüen has served as a director since July 2008, and from September to December 2009, he served as our interim President and Chief Executive Officer. He currently serves as Executive Chair of Culligan Quench and Culligan Latin America, after serving as Chief Executive Officer of Quench USA, Inc., from October 2010 through December 2024. He previously served as Chief Executive Officer and member of the Board of Directors of AquaVenture Holdings LLC, which was a New York Stock Exchange listed multinational provider of water purification and treatment services and technologies, until its sale to Culligan International in March 2020. In 2018, Mr. Ibargüen was elected to serve on the Board of Directors of the Federal Reserve Bank of Philadelphia, where he is Chairman and a member of the executive and nominating and governance committees. From 2004 to 2008, he was Chief Executive Officer of Alliance Consulting Group, a privately-held IT consulting firm, and prior to that, Mr. Ibargüen was in leadership roles at several IT industry companies, including as President and member of the Board of Directors of Tech Data Corporation, a Fortune 500 global technology distribution company.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Ibargüen’s over 30 years of experience in the IT industry and extensive knowledge of global enterprise management, finance, product distribution, value-added services and capital markets brings valuable perspective to our Board.

Thomas Reichert	Director of Insight Since: 2024

Independent Director
Age: 58

Mr. Reichert has served as a director since August 2024. Since February 2022, Mr. Reichert has served as Chief Executive Officer of Environmental Resources Management (ERM), a leading global provider of environmental, health, safety, risk, and social consulting services. Prior to ERM, Mr. Reichert spent over 25 years with the Boston Consulting Group, where he served as the global leader of DigitalBCG from January 2017 through February 2022, and in various leadership roles before that including the Chairman of North America and the global leader of the IT practice.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Reichert’s 30 years of leadership and C-suite advisory experience in digital consulting and go-to-market and technology experience brings a valuable perspective to our Board, as the Company continues to drive its strategies and initiatives to build out higher margin services.

Girish Rishi	Director of Insight Since: 2017

Independent Director
Age: 55

Mr. Rishi has served as a director since December 2017. Since April 2022, Mr. Rishi has served as Chief Executive Officer of Cognite LLC, a global SaaS company that helps drive digital transformation for asset-heavy industrial clients. Prior to that, from January 2017 until February 2021, Mr. Rishi served as Chief Executive Officer of Blue Yonder, a provider of supply chain management software and consulting services. Previous to that, he worked at Tyco International, a security system company, where he was responsible for the firm’s global retail solutions business and North America building automation business from May 2015 to December 2016. He was a member of the Board of Directors of Digi International, Inc., a provider of machine-to-machine connectivity products and services, from June 2013 to January 2018. Previously, from October 2014 to May 2015, Mr. Rishi served as Senior Vice President, Enterprise at Zebra Technologies, which provides data capture and identification solutions.  Prior to joining Zebra, he was Senior Vice President, Enterprise Solutions for Motorola Solutions, Inc., a leading provider of communications solutions that help businesses operate more efficiently. Prior to that, he served in a variety of roles for Motorola Solutions from 2005 to 2013, including Corporate Vice President, Enterprise Mobile Computing. From 2003 to 2004, Mr. Rishi was Senior Vice President, Marketing and Strategy at Matrics, Inc., a radio frequency identification company. From 1995 to 2003, he held positions of increasing responsibility at Symbol Technologies, a manufacturer and supplier of mobile data capture and delivery equipment, where he eventually led the Europe, Middle East and Africa region.
Experience and Qualifications of Particular Relevance to Insight
The Board believes that Mr. Rishi’s industry experience and knowledge, as well as his leadership experience as a Chief Executive Officer and prior experience as a public company board member, brings valuable perspective to our Board.

Board Refreshment

Over the last several years, the Company has refreshed our Board. In 2022, the Board appointed two new directors: Ms. Mullen was appointed to the Board to replace Kenneth T. Lamneck who retired as CEO and Mr. Baum was appointed to the Board in connection with our execution of a Nomination and Cooperation Agreement with ValueAct Capital. In 2024, the Board also appointed two directors: Janet Foutty and Thomas Reichert, both of whom were selected following an extensive search, bring strong services experience and expertise. In 2025, Ms. Pushor and Mr. Baum announced their retirement from the Board. The refreshment has increased the Board’s diversity, experiences, and perspectives.

DIRECTOR COMPENSATION

Elements of Director Compensation
During 2023, the Compensation Committee asked Meridian Compensation Partners, LLC (the “Compensation Consultant”) to provide an assessment of the competitiveness of the Board’s director compensation program against market practices. After reviewing the analysis of the Compensation Consultant, the Compensation Committee approved for 2024 a $15,000 retainer for Audit Committee members, a $10,000 retainer for Compensation Committee members, a $5,000 retainer for Nominating and Governance Committee members and an increase to the retainer for directors by $5,000, an increase to the retainer for the Chair of the Board by $50,000 and an increase to the annual restricted stock unit (“RSU”) grant by $45,000. The changes were intended to further align our program with market and best practices, and the Company’s evolving business model. No changes were made for 2025.
The table below sets forth the elements of our 2024 and 2025 annual compensation program for our non-employee directors.

Annual Compensation Elements	2024 and 2025 Amount
Board Retainer	$90,000
Chair of the Board Retainer	$150,000
Audit Committee Chair Retainer	$30,000
Compensation Committee Chair Retainer	$20,000
Nominating and Governance Committee Chair Retainer	$15,000
Audit Committee Member Retainer	$15,000
Compensation Committee Member Retainer	$10,000
Nominating and Governance Committee Member Retainer	$5,000
Annual Stock Unit Grant Value	$200,000
All retainers are paid quarterly in advance and, if applicable, are prorated based upon Board or chair service during the calendar year. Joyce A. Mullen, our President and Chief Executive Officer, does not receive compensation for her Board service. As of March 2024, Alexander L. Baum has waived all rights to receive any grants of equity awards for his Board service, including the annual RSU grant under the director compensation program.
The annual RSU grant vests ratably over three years on the anniversary of the grant date and entitles the director to receive shares of our common stock upon vesting. In the year of appointment to the Board, a director receives a prorated portion of the annual RSU grant value based upon the number of days between appointment and the vesting date of the most recent annual grant to incumbent directors, which prorated award vests over three years on the anniversary of the grant date. RSU awards to non-employee directors fully vest upon retirement, subject to certain conditions.

Stock Ownership Guidelines
The Board believes that, to more closely align the interests of our non-employee directors with the interests of the Company’s other stockholders, each non-employee director should maintain a minimum level of ownership in the Company’s common stock. The Compensation Committee is responsible for periodically reviewing the stock ownership guidelines for non-employee directors and making recommendations to the Board as to any changes.
Beginning in 2022, our guidelines require each non-employee director to hold shares equal to at least five times the amount of the annual retainer to be achieved over a five-year transition period. As of December 31, 2024, all non-employee directors other than Ms. Foutty and Mr. Reichert, who are each still within the transition period, had attained their required ownership level.

2024 Director Compensation Table
The table below sets forth information concerning compensation of the Company’s non-employee directors in 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Richard E. Allen	135,000	200,035	335,035
Bruce W. Armstrong	120,000	200,035	320,035
Alexander L. Baum	115,000	—	115,000
Linda M. Breard	145,000	200,035	345,035
Catherine Courage	105,000	200,035	305,035
Timothy A. Crown	240,000	200,035	440,035
Janet Foutty	35,381	141,530	176,911
Anthony A. Ibargüen	105,000	200,035	305,035
Kathleen S. Pushor	110,000	200,035	310,035
Thomas Reichert	37,065	141,530	178,595
Girish Rishi	110,000	200,035	310,035
(1)These amounts reflect the grant date fair value of the service-based RSU awards granted to our directors. On May 21, 2024, each non-employee director then serving on the Board, other than Mr. Baum, was granted RSUs with a grant date fair value equal to $200,035, calculated based on the closing price of the Company’s common stock on the date of its 2024 Annual Meeting of Stockholders ($208.37 per share). In addition, our new non-employee directors Ms. Foutty and Mr. Reichert were granted RSUs with a grant date fair value equal to $141,530, calculated based on the closing price of the Company’s common stock on August 30, 2024, the date they were appointed to the Board ($217.07 per share).
(2)As of December 31, 2024, the aggregate number of outstanding and unvested stock awards held by each non-employee director was as follows:

Name	Unvested Stock Awards
Richard E. Allen	2,283
Bruce W. Armstrong	2,283
Alexander L. Baum	—
Linda M. Breard	2,283
Catherine Courage	2,283
Timothy A. Crown	2,283
Janet Foutty	652
Anthony A. Ibargüen	2,283
Kathleen S. Pushor	2,283
Thomas Reichert	652
Girish Rishi	2,283
The cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any non-employee director, $10,000.

STOCK OWNERSHIP

Ownership of Our Common Stock
The following table shows information regarding the beneficial ownership of our common stock by:
•each member of our Board of Directors, each director nominee and each of our Named Executive Officers (or “NEOs”) (as defined in the Compensation Discussion and Analysis section of this proxy statement);
•all current members of our Board and our executive officers as a group; and
•each person or group who is known by us to own beneficially more than 5% of our common stock.
Except as otherwise indicated, all stockholdings are as of February 28, 2025, and the percentage of beneficial ownership is based on 31,910,334 shares of common stock outstanding as of February 28, 2025.
Unless otherwise indicated, the address for each holder listed below is c/o Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286.

Certain Beneficial Owners, Directors and Executive Officers

	Shares of Common Stock Beneficially Owned(1)
Name	Number of Shares		Percent
BlackRock, Inc.	4,827,941	(2)	15.13%
FMR LLC	4,754,886	(3)	14.90%
ValueAct Capital Master Fund, L.P.	4,061,739	(4)	12.73%
The Vanguard Group	3,858,782	(5)	12.09%
Capital World Investors	2,699,414	(6)	8.46%
Glynis A. Bryan	109,336		*
Timothy A. Crown	90,715		*
Joyce A. Mullen	61,138		*
Samuel C. Cowley	28,552		*
Richard E. Allen	25,175		*
Dee Burger	20,090		*
Anthony A. Ibargüen	19,743		*
Bruce W. Armstrong	12,718		*
Girish Rishi	11,112		*
Linda M. Breard	10,686		*
Catherine Courage	10,511		*
Adrian Gregory	7,207		*
Kathleen S. Pushor	5,800		*
Alexander L. Baum	109	(4)	*
Janet Foutty	—		*
Thomas Reichert	—		*
All current directors and executive officers as a group (19 persons)	335,998		1.05%
*    Less than 1%

(1)Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that such person has the right to acquire within 60 days of the date of determination of beneficial ownership. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 28, 2025, and shares of restricted stock that vest within 60 days of February 28, 2025, are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)Share data based on information in an amendment to a Schedule 13G filed on January 22, 2024, with the SEC by BlackRock, Inc. As of December 31, 2023, the Schedule 13G/A indicates that BlackRock, Inc. had sole voting power with respect to 4,743,852 shares and sole dispositive power with respect to 4,827,941 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The amendment to Schedule 13G discloses that iShares Core S&P Small-Cap ETF has an interest that is more than five percent of the total outstanding common stock of the Company.
(3)Share data based on information in an amendment to a Schedule 13G filed on February 9, 2024, with the SEC by FMR LLC. As of December 31, 2023, the Schedule 13G/A indicates that FMR LLC had sole voting power with respect to 4,753,261 shares and sole dispositive power with respect to 4,754,886 shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(4)Share data based on information in a Schedule 13F filed on February 14, 2025, with the SEC by ValueAct Holdings, L.P. (“ValueAct Capital”) (and various affiliates, including ValueAct Capital Master Fund, L.P.). As of December 31, 2024, the Schedule 13F indicates that ValueAct Capital had sole voting and sole dispositive power with respect to 4,061,739 shares. Mr. Baum disclaims beneficial ownership of these shares. The address of ValueAct Capital is One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129.
(5)Share data based on information in an amendment to a Schedule 13G filed on February 13, 2024, with the SEC by The Vanguard Group. As of December 29, 2023, the Schedule 13G/A indicates that The Vanguard Group had no shares with sole voting power, shared voting power with respect to 55,133 shares, sole dispositive power with respect to 3,772,127 shares and shared dispositive power with respect to 86,655 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(6)Share data based on information in an amendment to a Schedule 13G filed on November 13, 2024, with the SEC by Capital World Investors. As of September 30, 2024, the Schedule 13G/A indicates that Capital World Investors had sole voting power with respect to 2,699,414 shares and sole dispositive power with respect to 2,699,414 shares. The address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

Section 16(a) Reports
Our directors, executive officers, and owners of more than 10% of our common stock must file reports with the SEC under Section 16(a) of the Exchange Act regarding their ownership of and transactions in our common stock and securities related to our common stock. Based solely upon a review of these reports filed electronically with the SEC, we believe that all reports required to be filed by our directors, executive officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act during 2024 were filed on a timely basis except that Janet Foutty and Thomas Reichert each filed a late Form 4 on September 5, 2024 concerning the grant of RSUs upon their appointments to the Board on August 30, 2024, due to delays in obtaining Edgar filing codes.

PROPOSAL 2 – Advisory Vote to Approve Named Executive Officer Compensation
Stockholders have an opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers, as disclosed in this proxy statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). Accordingly, we are asking stockholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
Although the vote is non-binding, we value feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions. At our 2024 Annual Meeting of Stockholders, approximately 98% of the votes cast by our stockholders approved the compensation of our Named Executive Officers as disclosed in the 2024 proxy statement.
As advised by our stockholders at the 2023 Annual Meeting of Stockholders (commonly referred to as a “say-on-frequency” vote) and approved by our Board, the say-on-pay vote has been held annually. The next say-on-frequency vote will occur in 2029; however, we expect to hold the say-on-pay vote on an annual basis for the foreseeable future.
In deciding how to vote on this proposal, we encourage you to review the Compensation Discussion and Analysis and 2024 Executive Compensation sections of this proxy statement for a detailed description of our executive compensation program. As described in the Compensation Discussion and Analysis, the Compensation Committee has designed our compensation program with the objective of rewarding achievement of specific financial, strategic and tactical goals by the Company and individual executives that align the interests of management with the interests of our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE RESOLUTION SET FORTH ABOVE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2024 and our executive compensation philosophies and objectives.
Our Named Executive Officers consist of our President and Chief Executive Officer, our former Chief Financial Officer, and our three other most highly compensated executive officers. For 2024, our Named Executive Officers were:

Name	Title
Joyce A. Mullen	President and Chief Executive Officer
Glynis A. Bryan	Former Chief Financial Officer
Daniel (Dee) Burger	President, North America
Adrian Gregory	President, EMEA
Samuel C. Cowley	Senior Vice President, General Counsel and Secretary
Ms. Bryan retired as Chief Financial Officer effective December 31, 2024 after serving as Chief Financial Officer of the Company for 17 years. Ms. Bryan now serves the Company as Executive Vice President. Mr. James A. Morgado, who joined the Company in January 2022 as Senior Vice President of Finance, was appointed as Chief Financial Officer of the Company effective January 1, 2025. In connection with his promotion, the Board approved a new employment agreement for Mr. Morgado containing new compensation terms aligned with the market, including a base salary of $600,000, a target annual cash incentive of $600,000 at 100% attainment of objectives, and an equity grant valued at $1,400,000 pursuant to the 2025 equity-based incentive plan described in more detail below. We have also provided additional details regarding Mr. Morgado’s 2025 target compensation, even though he does not qualify as a named executive officer for 2024.

This CD&A is divided into three sections:

Overview	•2024 Business Highlights •Our Executive Compensation Program •Our Executive Compensation Practices •2024 Say-on-Pay Vote

What We Pay and Why
•Compensation Philosophy
•Factors Considered in Compensation Deliberations
•Alignment of Senior Management Team to Drive Performance
•2024 Executive Compensation Decisions
•Base Salary
•Annual Cash Incentive Awards
•Long-Term Equity-Based Incentive Program
•2025 Executive Compensation Program
•Other Elements of Our Executive Compensation Program

How We Make Executive Compensation Decisions	•Role of the Board, Compensation Committee and our Executive Officers •Guidance from the Compensation Committee’s Independent Compensation Consultant •Comparison Peer Groups

OVERVIEW

2024 Business Highlights
In 2024, the Company achieved a record gross margin driven by cloud and services as well as our pricing and profitability initiatives. We also generated record cash flows from operating activities for the year. The Company made significant progress in key growth areas, with Cloud gross profit increasing due to higher demand for SaaS and infrastructure-as-a-service, and leveraged contributions from strategic acquisitions to enhance our long-term competitive positioning. The Company continues to expand its expertise in GCP, ServiceNow, and AWS, while supplementing its strong capabilities in Azure. We believe our focus positions us well to execute on our business goals and serve our clients’ needs as market conditions improve.

For the full year 2024, we delivered the following consolidated financial results:
•Net sales declined 5% to $8.7 billion
•Gross profit grew 6% to $1.8 billion
•Gross margin expanded approximately 210 basis points to 20.3%
•Earnings from operations (“EFO”) declined 7% to $389 million, and non-GAAP Adjusted* EFO grew 2% to $502 million
•Diluted earnings per share (“EPS”) declined 13% to $6.55, and non-GAAP Adjusted* diluted EPS was flat at $9.68
•Non-GAAP Adjusted* return on invested capital (“ROIC”) from EFO was 11.82% and from Adjusted* EFO was 15.28%(1)
(1)Calculated using a 26.0% tax rate.
* See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure and a discussion of why we believe these non-GAAP measures are useful.

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2019, would have grown to $216 on December 31, 2024. The chart also shows Insight’s performance versus the NASDAQ US Benchmark TR Index (Market Index) ($100 investment would have grown to $193) and the NASDAQ US Benchmark Computer Hardware TR Index (Industry Index) ($100 investment would have grown to $342) over the same period, with dividends reinvested.
For further details about our performance in 2024, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Our Executive Compensation Program
Our executive compensation program objectives and philosophy are designed to align the interests of our executive officers with those of our stockholders and with the market. The table below outlines the principal elements of the Company’s 2024 executive compensation program (the “2024 Executive Compensation Program”):

Pay Element

	Salary	Annual Cash Incentive Awards	Performance-Based RSUs	Service-Based RSUs
Who Receives	All Named Executive Officers
When Granted	Annually
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis (fixed)	Short-term emphasis (variable)	Long-term emphasis (variable and at-risk)	Long-term emphasis (variable with stock price)

Performance Period	Annual	1 year	50% have a 1 year performance period with earned shares vesting ratably over 3 years, and the other 50% have a 3 year performance period with cliff vesting	Vesting over 3 years

How Payout Is Determined	Compensation Committee determination	Based upon formula established by Compensation Committee	Based upon formulas established by Compensation Committee	Compensation Committee determination

Performance Measures	N/A	Non-GAAP Adjusted EFO, cloud gross profit growth and services gross profit growth	Non-GAAP Adjusted ROIC and relative total shareholder return (“rTSR”)	N/A

The following charts illustrate the pay for performance design of our 2024 Executive Compensation Program. For 2024, approximately 89% of the annual target total direct compensation of our Chief Executive Officer was variable and/or at-risk and approximately 75% of the target total direct compensation of our other Named Executive Officers was variable and/or at-risk:

Our Executive Compensation Practices
The Compensation Committee reviews the Company’s executive compensation program on an ongoing basis to evaluate whether it is aligned with stockholder interests and that it supports the Company’s executive compensation philosophies and objectives. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
✓	Emphasis on performance-based (“at-risk”) compensation, with significant percentage delivered in the form of variable compensation
✓	Long-term performance objectives aligned with the creation of stockholder value
✓	Compensation Committee consists of independent directors only
✓	Annual review of our compensation-related risk profile
✓	Market comparison of executive compensation against relevant peer group information
✓	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing services only at the committee’s discretion
✓	Robust stock ownership guidelines
✓	Clawback policy
✓	We do not provide excessive executive perquisites
✓	We do not provide excessive severance benefits
✓	We do not offer tax gross-ups for changes in control
✓	We prohibit repricing of underwater stock options under our long-term incentive plan without stockholder approval
✓	We prohibit hedging or short sales of our securities, and we prohibit pledging of our securities

2024 Say-on-Pay Vote
As noted above, in its executive compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. In that respect, as part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 98% of the votes cast for the Company’s say-on-pay proposal at our 2024 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2024 say-on-pay vote.

WHAT WE PAY AND WHY

Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide compensation and benefit levels that will attract, retain, motivate and reward a highly-talented executive team while maintaining responsible cost management;
•Establish a direct link between our financial and operational results and achievement of strategic objectives and the compensation of our executive officers; and
•Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and executive officers’ cash incentives to our annual performance.

Factors Considered in Compensation Deliberations
The Compensation Committee does not use a single method or measure in setting or approving the target total direct compensation opportunities or each individual compensation element for our executive officers. Additionally, the Compensation Committee does not weigh any one factor of pay components in comparison to the other factors. The factors below, which the Compensation Committee considers when selecting and setting the amount of compensation for each of our executive officers, provide a framework for its compensation decision-making:
•Our executive compensation philosophy objectives described above;
•Our performance against the financial and operational goals and objectives established by the Compensation Committee and our Board;
•Each individual executive officer’s qualifications, knowledge, skills, experience and tenure relative to other similarly-situated executives;
•The scope of each executive officer’s role and responsibilities compared to other similarly situated executives;
•The prior performance of each individual executive officer, based on an assessment of his or her contributions to our overall performance and ability to lead his or her business unit or function and work as part of a team;
•The potential of each executive officer to contribute to our long-term financial, operational and strategic objectives;
•The amount of compensation relative to that of our other executive officers;
•Our financial performance relative to our peers and broader market;
•The compensation practices and the positioning of each executive officer’s compensation relative to our compensation peer group and the broader market based on an analysis of competitive market data;
•In the case of long-term incentive compensation, the value of any outstanding vested and unvested equity awards held by each of our executive officers, including the equity awards and other long-term compensation opportunities granted to each executive officer in prior years; and
•The recommendations provided by our President and Chief Executive Officer regarding the compensation of our executive officers (other than the CEO), as described below.

Alignment of Senior Management Team to Drive Performance
Our financial performance goals are designed to drive profitable growth and stockholder value creation by aligning members of senior management around common financial performance goals. To drive performance against these goals, when communicating the goals to the senior management team, the Company includes extensive communications on what members of senior management, together with their teams, can do to impact achievement of these goals. We believe this understanding of the link between individual/team performance and the achievement of the Company’s financial performance goals helps the entire organization focus on those actions that have the greatest potential to drive profitable growth and stockholder value creation.

2024 Executive Compensation Decisions
Consistent with our pay-for-performance philosophy and executive compensation program objectives, in determining the 2024 adjustments to executive compensation levels and the mix of compensation elements for each Named Executive Officer, the Compensation Committee and our President and Chief Executive Officer (in making recommendations regarding Named Executive Officer compensation other than her own) considered the factors noted above in the section “Factors Considered in Compensation Deliberations,” including each Named Executive Officer’s prior performance against financial and operational goals, Company performance relative to our peers and broader market, the compensation levels paid to other executive officers at the Company, the competitive market data for similarly situated executive officers to provide a perspective on external practices, and input from the Compensation Consultant.

Base Salary
The Compensation Committee generally sets base salaries for executives, including our Named Executive Officers, at competitive levels for executives in similar positions commensurate with their skills, experience, qualifications and marketability. The 2024 base salary for Ms. Mullen is discussed below under “Chief Executive Officer Compensation.” The 2024 base salaries for Ms. Bryan, Mr. Burger, and Mr. Gregory each increased by 3%, and Mr. Cowley’s base salary increased by 4%. All adjustments were based on the factors noted above in the section “Factors Considered in Compensation Deliberations.”
The table below sets forth the 2024 base salary level for each of our Named Executive Officers:

Named Executive Officer	2024 Base Salary
Joyce A. Mullen	$1,000,000
Glynis A. Bryan	$696,000
Dee Burger	$670,000
Adrian Gregory	$592,000	(1)
Samuel C. Cowley	$550,000
(1)    While Mr. Gregory’s base salary of £463,500 is shown in U.S. dollars (rounded to the nearest thousand) for presentation in this proxy statement, Mr. Gregory is paid in British pounds. Consistent with the presentation in the Summary Compensation Table, Mr. Gregory’s 2024 salary was computed by multiplying the average exchange rates applicable for the quarters ended March 31, June 30, September 30, and December 31, 2024, respectively, by the compensation earned during the quarter. This results in an assumed exchange rate of $1.2782 per British pound.

Annual Cash Incentive Awards
We provide our senior management with short-term incentive compensation through our annual cash incentive program, the 2024 cash incentive plan. Short-term compensation under the 2024 cash incentive plan represents a significant portion of each Named Executive Officer’s target total cash compensation opportunity in a given year. As discussed in more detail below, payouts under the cash incentive plan resulted from the attainment of various performance goals that were specific to the Named Executive Officer’s geographic or functional responsibilities.
2024 Cash Incentive Plan
For 2024, the Compensation Committee provided an incentive plan for certain management level teammates, including our Named Executive Officers. Consistent with 2023, the 2024 target cash incentive compensation amounts are calculated as a percentage of base salary. The percentages are generally consistent with those utilized in 2023.

Under the 2024 cash incentive plan, defined financial objectives were established for our Named Executive Officers, and the percentages of total cash incentive compensation to be tied to each of the specified financial objectives were quantified as follows:

Named Executive Officer	EFO	Core Services GP Growth	Cloud GP Growth
Joyce A. Mullen	50% (IEI)	25% (IEI)	25% (IEI)
Glynis A. Bryan	50% (IEI)	25% (IEI)	25% (IEI)
Dee Burger	50% (INA)	25% (INA)	25% (INA)
Adrian Gregory	50% (EMEA)	25% (EMEA)	25% (EMEA)
Samuel C. Cowley	50% (IEI)	25% (IEI)	25% (IEI)
For purposes of our 2024 cash incentive plan:
•Insight Enterprises, Inc. and subsidiaries (“IEI”) EFO was calculated on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted IEI EFO being defined as the Company’s actual 2024 consolidated earnings from operations, excluding certain items, specified and approved in advance by the Compensation Committee, that were not considered to be part of ongoing business (the “EFO exclusions”). Insight North America (“INA”) EFO was calculated on a non-GAAP Adjusted basis, with non-GAAP Adjusted INA EFO being defined as the actual 2024 earnings from operations from the Company’s North America operating segment, excluding the relevant EFO exclusions. Insight Europe, the Middle East and Africa (“EMEA”) EFO was calculated on a non-GAAP Adjusted basis, with non-GAAP Adjusted EMEA EFO being defined as the actual 2024 EFO from the Company’s EMEA operating segment, excluding the relevant EFO exclusions, on a constant currency basis.
•“IEI Core Services GP Growth” was based on the change in the Company’s actual 2024 consolidated gross profit from Insight Core services sales compared to 2023. Insight Core services consist of services Insight delivers and manages. “INA Core Services GP Growth” was based on the change in actual 2024 gross profit from services sales from the Company’s North America operating segment compared to 2023. “EMEA Core Services GP Growth” was based on the change in actual 2024 gross profit from services sales from the Company’s EMEA operating segment compared to 2023, on a constant currency basis.
•“IEI Cloud GP Growth” was based on the change in the Company’s actual 2024 consolidated gross profit from cloud sales compared to 2023. “INA Cloud GP Growth” was based on the change in actual 2024 gross profit from cloud sales from the Company’s North America operating segment compared to 2023. “EMEA

Cloud GP Growth” was based on the change in actual 2024 gross profit from cloud sales from the Company’s EMEA operating segment compared to 2023, on a constant currency basis.
The 2024 cash incentive plan required that the Company, or the relevant segment of the Company for which the executive has management responsibility, depending on the executive’s position, achieve a threshold percentage of the budgeted amount for the particular performance measure for any payment to be made to an executive with respect to that performance measure. Therefore, it was possible that a Named Executive Officer would have different levels of achievement for each of his or her separate performance measures, and perhaps receive no payment at all, depending on performance against the goal for each performance measure. The levels of performance were set in conjunction with the Company’s overall annual budget and were considered to be challenging, but achievable, given the uncertain economic environment and the tactical and strategic plans that were developed for 2024. Where actual results fell between specified performance levels, payments were calculated based on linear interpolation.
EFO Performance

For the 2024 consolidated IEI EFO, INA EFO and EMEA EFO performance measures set forth above, the threshold to receive any cash incentive was 80% of the respective budgeted EFO amount, which would result in a payout of 50% of the target cash incentive award opportunity allocated to that measure. Below 80% attainment, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from attainment at or above 120% of the respective budgeted EFO amount.
The budgeted target, actual financial attainment and payout levels related to EFO performance measures for the 2024 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
IEI EFO (non-GAAP Adjusted)	$560.9 million	$502.4 million	74.0%
INA EFO (non-GAAP Adjusted)	$477.1 million	$422.0 million	71.3%
EMEA EFO (non-GAAP Adjusted)	$62.4 million	$53.7 million	65.3%
Core Services GP Growth

For the 2024 Core Services GP Growth performance measures set forth above, the thresholds to receive any cash incentive were IEI Core Services GP Growth of 11.9% compared to 2023, INA Core Services GP Growth of 9.7% compared to 2023, and EMEA Core Services GP Growth of 31.9% compared to 2023, which would result in a payout of 35% of targeted cash incentive compensation for the respective performance measure. Below these attainment thresholds, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from IEI Core Services GP Growth of 39.2% compared to 2023, INA Core Services GP Growth of 33.1% compared to 2023 and EMEA Core Services GP Growth of 94.7% compared to 2023.
The budgeted target, actual financial attainment and payout levels related to the Core Services GP Growth performance measures for the 2024 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
IEI Core Services GP Growth	28.9% increase	15.3% increase	48.3%
INA Core Services GP Growth	23.3% increase	7.4% increase	—%
EMEA Core Services GP Growth	80.3% increase	62.0% increase	75.9%
Cloud GP Growth

For the 2024 Cloud GP Growth performance measures set forth above, the thresholds to receive any cash incentive were IEI Cloud GP Growth of 22.5% compared to 2023, INA Cloud GP Growth of 30.7% compared to 2023 and EMEA Cloud GP Growth of 0.3% compared to 2023, which would result in a payout of 35% of the target cash incentive award opportunity allocated to the respective performance measure. Below these attainment thresholds, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from IEI Cloud GP Growth of 58.5% compared to 2023, INA Cloud GP Growth of 73.2% compared to 2023 and EMEA Cloud GP Growth of 20.5% compared to 2023.
The budgeted target, actual financial attainment and payout levels related to the Cloud GP Growth performance measures for the 2024 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout
IEI Cloud GP Growth	44.1% increase	20.0% increase	—%
INA Cloud GP Growth	57.4% increase	24.2% increase	—%
EMEA Cloud GP Growth	9.6% increase	2.7% increase	71.0%

2024 Cash Incentive Plan Payouts
The table below sets forth the 2024 target annual cash incentive award opportunities and the actual payouts to each of our Named Executive Officers based upon 2024 performance:

Named Executive Officer	Percentage of Base Salary at Target	Bonus Target	Earned Payout as a % of Target	Actual Payout (1)
Joyce A. Mullen	150%	$1,500,000	49.1%	$736,500
Glynis A. Bryan	100%	$696,000	49.1%	$341,736
Dee Burger	100%	$670,000	35.6%	$238,520
Adrian Gregory (2)	100%	$585,000	69.4%	$406,332
Samuel C. Cowley	90%	$495,000	49.1%	$243,045

(1)     Based on actual versus target attainment, weighted across required financial objectives.

(2)     While Mr. Gregory’s 2024 target and earned cash incentive compensation is shown in U.S. dollars (rounded to the nearest thousand) for presentation in this proxy statement, Mr. Gregory is paid in British pounds. The target and earned cash incentive compensation was £463,500 and £321,669, respectively. Consistent with the presentation in the Summary Compensation Table in this proxy statement, Mr. Gregory’s actual 2024 earned cash incentive compensation payout was determined by multiplying the British pounds paid by the exchange rate applicable on the date paid of $1.2632 per British pound.

Long-Term Equity-Based Incentive Program
Under our long-term equity-based incentive program, the Compensation Committee has the authority to award various forms of long-term incentive compensation grants, including stock options, RSUs and performance-based awards. The Compensation Committee’s objectives for the 2024 long-term equity-based incentive awards were to:
•Focus executives on key performance metrics aligned with long-term stockholder value creation and the Company’s long-term strategic plan;
•Establish a direct link between compensation and the achievement of longer-term financial and strategic objectives;
•Facilitate increased equity ownership by our executives; and
•Retain the services of our executives through multi-year vesting requirements.
For 2024, the annual long-term equity-based incentive compensation opportunities for our Named Executive Officers were granted in the form of performance-based RSUs and service-based RSUs, with the following key features to drive Company performance and align with stockholder interests:

Performance-Based RSUs
•60% of target long-term incentive opportunity of which:
◦50% determined by measuring non-GAAP Adjusted ROIC performance goals, and
◦50% determined by rTSR, i.e., the Company’s relative TSR performance ranked on a percentile basis compared to companies defined in a custom peer group (“rTSR Comparator Companies”)
RSUs Based on ROIC:
•One-year performance period (2024) with 0-200% payout curve (threshold payout of 12.5%)
•Earned shares vest ratably over three years on the anniversary of the grant date based upon attainment of ROIC performance goals, calculated as described below
RSUs Based on rTSR:
•Three-year performance period with 0-200% payout curve (threshold payout of 50%) with cliff vesting
•Earned shares vest upon certification of final percentile attainment

Service-Based RSUs	•40% of target long-term incentive opportunity •Value based on stock price at vesting •Vest ratably over three years
Performance-based RSUs are earned only if the applicable pre-established financial goals are achieved. Earned ROIC performance-based RSUs are subject to a two-year vesting requirement, following the one-year performance period, for a total ratable vesting period of three years from grant. The rTSR performance-based RSUs will be earned, in whole, in part or not at all, based on the Company’s TSR compared to the rTSR Comparator Companies at the end of the three-year performance period, with immediate vesting at that point. To encourage over achievement of performance targets, significant upside potential exists related to the number of performance-based RSUs ultimately earned. The number of performance-based RSUs ultimately earned varies based on the achievement levels of financial performance, with greater numbers of shares awarded for higher levels of financial performance. If the Company’s financial performance does not meet or exceed the pre-established threshold for the applicable period, no performance-based RSUs are earned. To encourage retention, service-based RSU awards vest over a three-year vesting period. The Compensation Committee believes that the 60/40 weighting between performance-based and service-based RSUs has demonstrated its value to stockholders over many years.

To provide a consistent long-term focus for our long-term equity-based incentive compensation and to continue to align the interests of our management and stockholders, the Compensation Committee makes annual grants of equity-based awards to our executives early in the year in connection with the annual budgeting process. Also, early in the year, the Compensation Committee approves the annual RSU program grants for management.
For 2024, the Compensation Committee determined the target value of the equity-based awards for our executive officers, including our President and Chief Executive Officer, in part based on a competitive market benchmarking analysis described in more detail in the section below labeled “How We Make Executive Compensation Decisions.” Based on these studies, the Compensation Committee believes that the equity-based incentive compensation plan, including the use of performance-based RSUs, and the target level of awards granted to each executive, is competitive with market practice, and the 60/40 weighting between performance-based and service-based RSUs continues to reward our executives for performance and promotes retention of the Company’s executives.
The approved dollar value of target equity-based incentive compensation amounts for the Named Executive Officers is below. Ms. Mullen’s target for 2024 is further discussed below under “Chief Executive Officer Compensation.”

Named Executive Officer	2024 Target
Joyce A. Mullen	$6,500,000
Glynis A. Bryan	$1,900,000
Dee Burger	$1,150,000
Adrian Gregory (1)	$700,000
Samuel C. Cowley	$1,150,000
(1) Amount excludes the one-time performance-based RSU grant in connection with the EMEA Ambition Plan (as defined below).

2024 Annual Equity-Based Incentive Plan

The 2024 RSU awards for executive officers which are 40% service-based and 60% performance-based, were approved on December 14, 2023 for awards granted on January 1, 2024 and February 12, 2024 for awards granted on February 20, 2024. The service-based RSUs vest in three equal annual installments beginning on February 20, 2025. Half of the performance-based grants, if earned, vest in three equal annual installments beginning on February 20, 2025, and the number of RSUs to be issued, if any, will vary depending on the Company’s ROIC for the fiscal year ending December 31, 2024, on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted ROIC and invested capital being defined consistently with the computation methodology used by financial analysts that evaluate the Company. If the Company achieved less than 88% of its 2024 non-GAAP Adjusted ROIC target range, no RSUs would be issued or if the Company achieved greater than 112% of its 2024 non-GAAP Adjusted ROIC target range, 200% of the target number of RSUs would be issued. The non-GAAP Adjusted ROIC target range was set in conjunction with the Company’s overall annual budget and was considered to be challenging, but achievable, given the tactical and strategic plans that had been developed for 2024. Because the Company closed the Infocenter acquisition in 2024, the Company achieved the predetermined strategic objectives specified by the Compensation Committee that overrode actual non-GAAP Adjusted ROIC performance. As a result, the RSUs were awarded at target. The other half of the performance-based grants, if earned, are based on achievement of rTSR over a three-year measurement period from January 1, 2024, to December 31, 2026, except for Ms. Bryan’s grant, which is based on achievement of rTSR over a two-year measurement period from January 1, 2024, to December 31, 2025, with earned awards cliff vesting upon certification of the level of attainment by the Compensation Committee in accordance with the following payout scale:

Payout Scale (1)(2)	Company’s TSR Percentile Rank vs. rTSR Comparator Companies	rTSR Performance Multiplier (3)
Maximum	≥ 80th percentile	200%
Target	55th percentile	100%
Threshold	30th percentile	50%
Below Threshold	< 30th percentile	—%
(1)    Payout percentages will be determined based on straight line interpolation for performance between threshold and target and between target and maximum. There will be no payout for performance below the threshold.
(2)    To determine the Company’s applicable percentile ranking for the performance period, TSRs are calculated for the Company and each rTSR Comparator Company. The entities are arranged by their respective TSRs (highest to lowest) and the Company is ranked by percentile among the rTSR Comparator Companies.
(3)    The number of rTSR performance award grants earned and vested are determined by multiplying the target award by the rTSR Performance Multiplier achieved at the end of the performance period.

2024 North America Ambition Plan

As part of the Company's ambition to become the industry-leading solutions integrator, on March 13, 2023, the Compensation Committee approved a one-time equity incentive grant to eligible North America executives (the “NA Ambition Plan Grant”). The ambition plan was initially designed to drive executive alignment with the Company’s strategic objectives, including accelerating North America EFO growth and EFO margin attainment, transitioning to a solutions integrator model, and increasing stockholder value (the “North America Ambition Plan”). The North America Ambition Plan had a two-year performance measurement period from January 1, 2023 to December 31, 2024. The NA Ambition Plan Grant would vest based on the Company achieving defined financial targets under the North America Ambition Plan, with potential adjustments based on the Company’s cumulative two-year absolute total shareholder return attainment versus the targets approved by the Compensation Committee.

The Company fell short of meeting the financial targets under the North America Ambition Plan upon conclusion of the performance measurement period, resulting in the forfeiture of the NA Ambition Plan Grant for the eligible Named Executive Officers. Although the target thresholds for payout under the plan were not met, the North America Ambition Plan successfully impacted the Company’s performance over the two-year period and contributed to measurable business improvements and long-term strategic positioning.
Key Business Performance Improvements under the North America Ambition Plan

Performance Metric	2022	2023	2024
INA EFO (non-GAAP Adjusted)	$399.1 million	$424.4 million	$422.0 million
INA EFO Margin (non-GAAP Adjusted)	4.7%	5.7%	6.0%
INA Gross Margin	15.7%	18.2%	19.9%
INA Gross Profit	$1.3 billion	$1.3 billion	$1.4 billion
The improvements underscore the effectiveness of the Company’s strategic initiatives in driving significant business performance in these key metrics. And, while the North America Ambition Plan did not result in a payout to eligible participants, the plan encouraged and resulted in stockholder value creation.

2024 EMEA Ambition Plan
In 2024, the Company adopted an ambition plan for EMEA. On February 12, 2024, the Compensation Committee approved a one-time equity incentive grant to eligible EMEA executives in connection with management’s goals to accelerate attainment of strategic objectives for EMEA (the “EMEA Ambition Plan”). The general design, description, goals and purpose of the EMEA Ambition Plan are similar to the North America Ambition Plan, except the EMEA Ambition Plan does not have an adjustment for overall target TSR attainment.
The performance measurement period for grants under the EMEA Ambition Plan is two years, from March 15, 2024 to March 15, 2026. For eligible executives, if the key metrics are met, 50% of the grant will be vest on March 15, 2026, and the remaining 50% will vest on March 15, 2027.

2024 Equity Awards

The following table sets forth the number of service-based, performance-based and ambition plan-based awards granted to our Named Executive Officers under the 2024 annual equity-based incentive plan and ambition plan grants:

			RSUs Awarded
Named Executive Officer	One-Time Ambition Plan Grants	Service- Based RSUs Awarded (40%)	Target Total Number of Performance- Based RSUs (60%)(1)	rTSR Award @Target (30%)	Non-GAAP Adjusted ROIC Award @Target (30%)	2024 Actual Non-GAAP Adjusted ROIC	2024 Actual ROIC Award Level(2)	2024 ROIC- Based RSUs Earned (#)
Joyce A. Mullen	—	14,235	21,682	11,006	10,676	15.28%	100.0%	10,676
Glynis A. Bryan	—	4,161	6,338	3,217	3,121	15.28%	100.0%	3,121
Dee Burger	—	2,519	3,837	1,948	1,889	15.28%	100.0%	1,889
Adrian Gregory	2,152	1,533	2,336	1,186	1,150	15.28%	100.0%	1,150
Samuel C. Cowley	—	2,519	3,837	1,948	1,889	15.28%	100.0%	1,889

(1)Target was based on the Company achieving (i) its non-GAAP Adjusted ROIC target range for 2024 of 16.30% - 16.55%, and (ii) its target rTSR percentile rank of 55th versus its rTSR Comparator Companies over a three-year measurement period with the awards earned and vested after three years, except for Ms. Bryan’s award is measured over a two-year period with the award earned and vested after two years.

(2)During 2024, by completing the Infocenter acquisition, the Company achieved the predetermined strategic objectives specified by the Compensation Committee that overrode actual non-GAAP Adjusted ROIC performance. As a result, the RSUs were awarded at target.
2025 Executive Compensation Program
The design of the 2025 executive compensation program is similar to the 2024 Executive Compensation Program, however no special, off-cycle awards (e.g. under ambition plans) have been granted in 2025.
2025 Base Salary
The base salaries for 2025 for the Named Executive Officers were determined in part based on a competitive market benchmarking analysis described in more detail in the section below labeled “How We Make Executive Compensation Decisions.” Accordingly, the base salaries for Ms. Mullen, Mr. Burger, Mr. Gregory, and Mr. Cowley remained unchanged from 2024. Mr. Morgado received a 33% increase in his base salary for 2025 in connection with his promotion to Chief Financial Officer, based on the Compensation Consultant's peer and broader market analysis for his new role.
The table below sets forth the 2025 and 2024 annual base salary level for each of our Named Executive Officers (except for Ms. Bryan):

Named Executive Officer	2025 Base Salary	2024 Base Salary
Joyce A. Mullen	$1,000,000	$1,000,000
James A. Morgado (1)	$600,000	$451,000
Dee Burger	$670,000	$670,000
Adrian Gregory (2)	$592,000	$592,000
Samuel C. Cowley	$550,000	$550,000
(1)     Mr. Morgado was appointed as Chief Financial Officer of the Company effective January 1, 2025.
(2)    While Mr. Gregory’s 2025 and 2024 base salary of £463,500 are shown in U.S. dollars (rounded to the nearest thousand) for presentation in this proxy statement, Mr. Gregory is paid in British pounds. Consistent with the presentation in the Summary Compensation Table in this proxy statement, Mr. Gregory’s salaries for 2024 and 2025 were computed by multiplying the average exchange rate for the quarters ended March 31, June 30. September 30, and December 31, 2024, respectively, by the compensation earned during the quarter. This results in an assumed exchange rate of $1.2782 per British pound.
For 2025, the Compensation Committee provided an incentive plan for certain management level teammates, including our Named Executive Officers. Consistent with 2024, the 2025 target cash incentive compensation amounts are calculated as a percentage of base salary.
The following are the target percentages of base salary for our Named Executive Officers (except for Ms. Bryan) under the 2025 cash incentive plan:

Named Executive Officer	Percentage of Base Salary at Target
Joyce A. Mullen	150%
James A. Morgado (1)	100%
Dee Burger	100%
Adrian Gregory	100%
Samuel C. Cowley	90%
(1)     Mr. Morgado was appointed as Chief Financial Officer of the Company effective January 1, 2025. Ms. Bryan, who served as the Company’s Chief Financial Officer until December 31, 2024 will not be entitled to receive any incentive compensation under the 2025 cash incentive plan in her new role as an Executive Vice President effective January 1, 2025.

Under the 2025 cash incentive plan, defined financial objectives were established for our Named Executive Officers (except for Ms. Bryan), and the percentages of total cash incentive compensation to be tied to each of the specified financial objectives were quantified as follows:

Named Executive Officer	EFO	Core Services GP	Cloud GP
Joyce A. Mullen	50% (IEI)	25% (IEI)	25% (IEI)
James A. Morgado	50% (IEI)	25% (IEI)	25% (IEI)
Dee Burger	50% (INA)	25% (INA)	25% (INA)
Adrian Gregory	50% (EMEA)	25% (EMEA)	25% (EMEA)
Samuel C. Cowley	50% (IEI)	25% (IEI)	25% (IEI)
The following considerations were reflected in our 2025 cash incentive plan:
•The 2025 cash incentive plan again includes performance measures for IEI EFO, INA EFO and EMEA EFO calculated consistently with 2024 (see “2024 Cash Incentive Plan” under “Annual Cash Incentive Awards” above).
•Reflecting the continued focus of the Company on the strategic objective of driving growth in the higher margin services business, the 2025 cash incentive plan incorporates a performance measure in Core Services GP for all Named Executive Officers, with IEI Core Services GP, INA Core Services GP and EMEA Core Services GP calculated consistently with 2024 (see “2024 Cash Incentive Plan” under “Annual Cash Incentive Awards” above).
•Reflecting the continued focus of the Company on emerging technology trends and the Company’s strategic objective of accelerating business performance with the cloud, the 2025 cash incentive plan incorporates a performance measure in Cloud GP for all Named Executive Officers, with IEI Cloud GP, INA Cloud GP and EMEA Cloud GP.
2025 Equity-Based Incentive Plan
For 2025, below are the approved dollar value targets for the annual equity-based incentive compensation for each of the Named Executive Officers (except for Ms. Bryan) based on the evaluation of market data provided by the Compensation Consultant as well as the other factors noted above in the section “Factors Considered in Compensation Deliberations.”

Named Executive Officer	2025 Target
Joyce A. Mullen	$7,500,000
James A. Morgado (1)	$1,400,000
Dee Burger	$1,200,000
Adrian Gregory	$800,000
Samuel C. Cowley	$1,400,000
(1)     Mr. Morgado was appointed as Chief Financial Officer of the Company effective January 1, 2025.
The 2025 equity-based awards for Named Executive Officers are 40% service-based and 60% performance-based and were approved on December 6, 2024 for awards granted on January 1, 2025 and February 12, 2025 for awards granted on February 20, 2025. The service-based RSUs will vest in three equal annual installments beginning on February 20, 2026, except for Mr. Cowley’s award which will vest in two equal annual installments beginning on February 20, 2026. The performance-based grants earned based on non-GAAP Adjusted ROIC will vest in three equal annual installments beginning on February 20, 2026, except for Mr. Cowley’s award which will vest in two equal annual installments beginning on February 20, 2026. The performance-based grants earned based on rTSR will cliff vest upon certification of the level of attainment by the Compensation Committee after January 1, 2028, except for Mr. Cowley’s award which will be certified after January 1, 2027. Vesting for the rTSR grants does not occur until after performance has been determined and certified by the Compensation Committee within 60 days following the end of the two or three-year performance period.
The Company’s Adjusted ROIC for the fiscal year ending December 31, 2025, is calculated on a basis consistent with how it was calculated for 2024. If the Company achieves below 88% of its 2025 non-GAAP Adjusted ROIC target range, no RSUs will be issued or if the Company achieves greater than 112% of its 2025 non-GAAP Adjusted ROIC target range, 200% of the target number of RSUs will be issued. The non-GAAP Adjusted ROIC target range was set in conjunction with the Company’s overall annual budget and was considered to be challenging, but achievable, given the tactical and strategic plans that were developed for 2025.
The Company’s rTSR compares Insight’s 3-year cumulative stockholder return (i.e., change in stock price plus dividends which are assumed to be reinvested) versus each company in the 2025 rTSR peer group. The peer group is a custom group of 30 distribution and technology companies. The performance period is January 1, 2025, through December 31, 2027, except for Mr. Cowley’s award performance period which is January 1, 2025, through December 31, 2026. For purposes of the rTSR calculation, the beginning and ending stock prices are each calculated based on the 20 trading days prior to the beginning and ending dates of the performance period. The table below sets forth the award payout schedule for our Named Executive Officers under the rTSR metric.

Percentile Rank	Percentage of Payout at Target(1)
≥ 80th percentile	200%
55th percentile	100%
30th percentile	50%
< 30th percentile	—
(1)     The payout percentage of target rTSR awards earned between award levels interpolates linearly with the Company’s rTSR percentile rank among the defined peer group.

In determining the amount of equity-based incentive compensation for 2025, the Compensation Committee considered its goal to provide retention value for senior executives through stock price improvement, which the Compensation Committee believes aligns the interests of management and the stockholders. Based on the Compensation Committee’s review of the Compensation Consultant’s analysis of the competitiveness of the Company’s compensation levels, including its equity-based award levels, the Compensation Committee’s review of the Company’s 2025 budget, and in connection with implementation of the Company’s strategic plan, the Compensation Committee awarded service-based and performance-based RSUs, as described above to each of our Named Executive Officers.
Chief Executive Officer Compensation
The Compensation Committee determines compensation for the President and Chief Executive Officer using the same criteria it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater opportunities for performance-based short-term and long-term incentive compensation (cash and equity, respectively).
The Compensation Committee approved an 8% increase in the 2024 base salary for Ms. Mullen, raising her base salary to $1,000,000. Ms. Mullen’s target annual cash incentive award opportunity is reflected as a percentage of base salary, which remained consistent at 150%, resulting in Ms. Mullen’s 2024 target annual cash incentive award also increasing approximately 8% to $1,500,000. The dollar value of 2024 target equity-based compensation awards approved by the Compensation Committee for Ms. Mullen increased 2% from 2023 to $6,500,000. As a result, Ms. Mullen’s target total direct compensation opportunity for 2024 was $9,000,000 (compared to $8,712,500 in 2023). Ms. Mullen’s actual annual direct compensation earned for 2024 was $8,236,896, or approximately 92% of the total target.

Other Elements of Our Executive Compensation Program
Severance Arrangements and Change in Control Provisions
Severance and change in control provisions are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. Severance benefits are designed to provide benefits to ease an executive’s transition following an employment termination by the Company due to changes in the Company’s employment needs. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. The Company applies double-trigger equity vesting acceleration in the event of a change-in-control. Both severance and change in control benefits are often a critical part of an executive’s initial compensation package, and key executives may not have accepted our offers of employment if we had not provided market-level severance and change in control benefits. See further detail under the section entitled “Employment Agreements, Severance and Change in Control Provisions.”
Other Benefits
Our Named Executive Officers participate in benefit plans generally available to all of our teammates, including medical, health, life insurance and disability plans. Our U.S.-based Named Executive Officers are also eligible to participate in the Company’s 401(k) plan and receive Company matching contributions, to the extent made by the Company, which are generally available to our U.S. teammates. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides.
We provide our executive officers with limited perquisites, and we believe they are reasonable and in the best interests of the Company. We promote wellness initiatives in our employee health insurance plans and make premium payments for long-term disability insurance for all of our Named Executive Officers in the United States. The costs of perquisites and other personal benefits provided to our Named Executive Officers during 2024 are included in the Summary Compensation Table in this proxy statement and identified in the footnotes thereto.
Clawback Policy
The Compensation Committee adopted an incentive compensation recovery, or “clawback,” policy, effective October 2, 2023, that permits the Company, under certain circumstances, to recover incentive compensation received by an executive officer in the event of an accounting restatement that exceeds the amount of incentive compensation that would have been received had it been determined based on restated amounts. The Company’s clawback policy fully aligns with the requirements of the NASDAQ listing standards and supersedes and replaces the Company’s prior clawback policy.
Stock Ownership Guidelines
The Compensation Committee believes that, in order to more closely align the interests of our executive officers with the interests of the Company’s other stockholders, all executives should maintain a minimum level of equity interests in the Company’s common stock. The Compensation Committee amended its stock ownership guidelines in February 2023 to require ownership of six times base salary for our President and Chief Executive Officer and three times base salary for our other executive officers to be achieved over a five-year transition period. Failure to meet or show sustained progress toward meeting the stock ownership guidelines may result in a reduction of future long-term incentive grants and may result in a requirement to retain some or all of the shares of common stock attained through Company grants of equity until the stock ownership guidelines are attained. As of December 31, 2024, all Named Executive Officers, other than Mr. Gregory, who joined the Company effective January 2, 2023, had attained their previously required ownership level.

Hedging, Short Sales and Pledging Policies
Our executive officers are prohibited from hedging and short sales transactions with respect to our securities. In addition, our executive officers are prohibited from pledging our securities. For a further description of these policies, see “Corporate Governance — Insider Trading and Hedging Policy.”
Tax Considerations
For our 2024 tax year, Section 162(m) (“162(m)”) of the Internal Revenue Code (“IRC”) generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the principal executive officer, the principal financial officer and any one of the three highest paid executive officers as of the close of the applicable taxable year. Although the tax benefits associated with performance-based compensation programs previously allowed under 162(m) generally have been eliminated, the Compensation Committee believes that a pay-for-performance model incentivizes our executive officers to achieve objectives that are aligned to the creation of stockholder value, irrespective of tax deductibility.
Equity-Based Award Grant Policy and Grant Practices
Our equity-based award grant policy governs the timing and establishes certain internal controls over the grant of equity-based awards, including stock options (which we have not granted since 2007), restricted stock and restricted stock units. The policy requires that the Compensation Committee, or Board, generally approves the grant, including target value, of annual equity-based awards for our executive officers, including each of the Named Executive Officers, at its February meeting each year. In special circumstances, such as the hiring or promotion of an individual, or when the Compensation Committee determines it is in the best interest of the Company, the Compensation Committee may approve grants of equity-based awards at other times. Our equity-based award grant policy prohibits the Company from purposely accelerating or delaying the public release of material information in consideration of a pending equity award in order to allow the recipient to benefit from a more favorable share price. Our equity-based award grant policy further requires that the Compensation Committee and the Board consider, with management’s advisement, whenever material non-public information is planned to be released to the public in close proximity to the grant of an equity award.
HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS
The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive profitable growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, at-risk performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. The Compensation Committee’s objective is to implement an executive compensation program that drives above-market results and that is built upon our long-standing executive compensation philosophies and objectives, as described in “Compensation Philosophy” and outlined below, which we believe are key contributors to our success:

Profitable Growth and Stockholder Value Creation
✓	✓	✓
Attract and Retain Talent. Executive compensation should be market-competitive in order to attract, retain and motivate talent with a performance- and service-driven mindset.	Pay for Performance. A significant percentage of an executive’s compensation should be at-risk and directly aligned with Company performance, with a balance between short-term and long-term incentives.	Align with Stockholder Interests. Executives’ interests should be aligned with stockholder interests through Insight equity ownership.

Role of the Board, Compensation Committee and Our Named Executive Officers
The Compensation Committee is responsible for determining the annual cash compensation of our President and Chief Executive Officer and each of our other Named Executive Officers. In the case of the 2024 long-term equity-based incentives, the Compensation Committee was responsible for recommending to the Board for approval the targeted grant levels for each of our Named Executive Officers. Based on the recommendations of the Compensation Committee, the Board approved the 2024 long-term equity-based incentive awards. In setting or recommending, as applicable, the compensation of our President and Chief Executive Officer, the Compensation Committee considers its review of the President and Chief Executive Officer’s performance. In setting or recommending, as applicable, the compensation of our other Named Executive Officers, the Compensation Committee considers the President and Chief Executive Officer’s review of each executive officer’s performance and her recommendations with respect to their compensation. The Compensation Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from the Compensation Committee’s Independent Compensation Consultant
The Compensation Consultant provides executive compensation consulting services to the Compensation Committee. The Compensation Committee engaged the Compensation Consultant to review the Company’s executive compensation program for 2024 and 2025.

The Compensation Consultant provided services in connection with the development of the 2024 executive compensation plan, including a review of multiple comparison groups’ compensation data, awards under our long-term equity-based incentive program, the setting of performance goals in our variable incentive plans, and trends in executive compensation, as well as analysis of the competitiveness of the President and Chief Executive Officer’s compensation. The Compensation Consultant also provided an assessment of the competitiveness of the Board’s compensation program against market (see “Director Compensation” elsewhere in this proxy statement for additional information). The Compensation Consultant is retained by and reports to the Compensation Committee and, at the request of the Compensation Committee, participates in committee meetings. The Compensation Committee reviewed the independence of the Compensation Consultant under NASDAQ and SEC rules and concluded that the work of the Compensation Consultant has not raised any conflict of interest.

Comparison Peer Groups
To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee annually reviews market data from multiple peer groups of companies as well as general industry survey data to obtain a broad view of competitive practices among industry peers and competitors for executive talent. As described above, the Compensation Committee has asked the Compensation Consultant to advise the Compensation Committee on all matters related to executive compensation. During 2024, the Compensation Consultant provided a competitive analysis of the compensation of the Company’s most senior executives, including the Company’s Named Executive Officers.

The Compensation Consultant advised the Compensation Committee on a wide range of issues, including, without limitation, competitive market data at the time of hire and at the time of promotions for specific positions. To help assess pay levels in 2024 and 2025, the Compensation Consultant used a single peer group of 21 technology companies to better align with the Company’s evolving business model (the “comparison group”), as summarized below. This differs from the historical approach of two peer groups that included non-technology distributor companies to better reflect Insight’s business transformation to a technology solutions company. The comparison group was approved by the Compensation Committee based upon management’s and the Compensation Committee’s review of competitors and relevant industry comparisons, and on the advice of the Compensation Consultant.
The primary characteristics of the Technology Solutions Peer Group were:

Technology Solutions Peer Group Characteristics
✓
A custom group of companies that we consider to be our primary competitors, particularly with respect to competition for talent, customers or suppliers (the “Technology Solutions Peer Group”). The Technology Solutions Peer Group, which comparison group was used to assess compensation levels for the President and Chief Executive Officer and Chief Financial Officer, includes publicly-traded companies providing technology solutions, including hardware, software and services.

Peer Companies - 2025 Executive Pay Levels
The Compensation Committee used the Compensation Consultant’s December 2024 Executive Compensation Benchmarking Review, which included a review of multiple comparison groups and other relevant sources of information, such as existing pay levels and other publicly available information (e.g., Equilar, AON, and data sourced from proxy statements) (the “2024 study”) about trends in executive compensation, in setting compensation for 2025. Additionally, the Compensation Consultant advised the Compensation Committee regarding executive compensation programs and provided advice on trends in compensation.
The 2024 study measured the competitiveness of the Company’s compensation relative to the Technology Solutions Peer Group. The companies included in the Technology Solutions Peer Group in the 2024 study were as follows:

Technology Solutions Peer Group
Arrow Electronics, Inc.	Gen Digital Inc.
Avnet, Inc.	Hewlett Packard Enterprise
Belden Inc.	Jabil Inc.
Benchmark Electronics, Inc.	Kyndryl Holdings, Inc.
CDW Corporation	NCR Voyix Corporation
Cognizant Technology Solutions	PC Connection, Inc.
CommScope Holding Company, Inc.	Rackspace Technology, Inc.
DXC Technology Company	Sanmina Corporation
EPAM Systems, Inc.	ScanSource, Inc.
ePlus Inc.	WESCO International, Inc.
Flex Ltd.
The companies included in the Technology Solutions Peer Group in the 2024 study are all publicly-traded companies with revenues of less than $30 billion. The median revenue of this comparison group in 2024 was $7.6 billion, and the median market cap was $4.8 billion.
Peer Companies - 2024 Executive Pay Levels
The Compensation Committee used the Compensation Consultant’s December 2023 Executive Compensation Benchmarking Review, which included a review of multiple comparison groups and other relevant sources of information, such as existing pay levels and other publicly available information (e.g., Equilar, AON, and data sourced from proxy statements) (the “2023 study”) about trends in executive compensation, in setting compensation for 2024. Additionally, the Compensation Consultant advised the Compensation Committee regarding executive compensation programs and provided advice on trends in compensation.

The 2023 study measured the competitiveness of the Company’s compensation relative to the Technology Solutions Peer Group. The companies included in the Technology Solutions Peer Group in the 2023 study were as follows:

Technology Solutions Peer Group
Arrow Electronics, Inc.	Gen Digital Inc.
Avnet, Inc.	Hewlett Packard Enterprise
Belden Inc.	Jabil Inc.
Benchmark Electronics, Inc.	Kyndryl Holdings, Inc.
CDW Corporation	NCR Voyix Corporation
Cognizant Technology Solutions	PC Connection, Inc.
CommScope Holding Company, Inc.	Rackspace Technology, Inc.
DXC Technology Company	Sanmina Corporation
EPAM Systems, Inc.	ScanSource, Inc.
ePlus Inc	WESCO International, Inc.
Flex Ltd.
The companies included in the Technology Solutions Peer Group in the 2023 study are all publicly-traded companies with revenues of less than $35 billion. The median revenue of this comparison group in 2023 was $9.0 billion, and the median market cap was $4.1 billion.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in the proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2024.
Respectfully submitted by the Compensation Committee of the Board of Directors.

Richard E. Allen, Chair
Bruce W. Armstrong
Alexander L. Baum
Linda M. Breard
Catherine Courage
Janet Foutty
Anthony Ibargüen
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

2024 EXECUTIVE COMPENSATION

2024 Summary Compensation Table (“SCT”)
The following table provides information regarding the compensation earned by our Named Executive Officers for the fiscal years ended December 31, 2024, 2023 and 2022.

Name And Principal Position	Year	Salary ($)	Bonus(5) ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Joyce A. Mullen, President and Chief Executive Officer	2024	1,000,000	—	6,902,996	736,500	19,347	8,658,843
	2023	925,000	—	8,218,464	1,533,188	17,070	10,693,722
	2022	850,000	—	3,258,530	2,093,550	15,570	6,217,650
Glynis A. Bryan, Chief Financial Officer	2024	696,000	—	1,985,111	341,736	16,767	3,039,614
	2023	676,000	—	3,595,529	746,980	16,214	5,034,723
	2022	650,000	—	1,955,245	1,067,300	15,964	3,688,509
Dee Burger, President, Insight North America	2024	670,000	—	1,221,590	238,520	18,078	2,148,188
	2023	650,000	250,000	2,054,867	703,300	15,551	3,673,718
	2022	417,500	250,000	3,086,558	746,490	9,328	4,509,876
Adrian Gregory, President, EMEA(4)	2024	592,000	—	1,143,751	406,332	71,922	2,214,005
	2023	559,000	1,058,630	2,151,222	433,000	14,257	4,216,109
Samuel C. Cowley, Senior Vice President, General Counsel and Secretary	2024	550,000	—	1,221,590	243,045	16,333	2,030,968
	2023	530,000	—	2,054,867	439,238	16,882	3,040,987
	2022	500,000	—	977,673	574,700	16,132	2,068,505
(1)These amounts reflect the grant date fair value of the equity-incentive awards granted to our Named Executive Officers computed in accordance with FASB ASC Topic 718. The incentive awards are granted in the form of services-based RSUs and performance-based RSUs.
For 2024 awards granted in the form of service-based RSUs and performance-based RSUs subject to ROIC, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2024 of $182.66 per share multiplied by the number of shares subject to the RSU awards. For 2024 awards granted in the form of performance-based RSUs subject to rTSR, the grant date fair value was computed on the probable outcome of the performance conditions based on a Monte Carlo simulation and the grant date estimate of compensation cost to be recognized over the performance period which was 120.64% of target or $213.77 per share for the February awards granted. With respect to the performance-based RSUs subject to rTSR, they are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718 and therefore, they have no maximum grant date fair values that differ from the grant date fair values. For the 2024 performance-based RSUs subject to ROIC, the value in the table represents target level of achievement, which is considered the probable outcome. The maximum award attainable was 200% of the target number of shares subject to the performance-based RSU awards. For Ms. Mullen, Ms. Bryan, Mr. Burger, Mr. Gregory and Mr. Cowley, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $11,205,827, $3,210,174, $1,983,059, $1,807,413, and $1,983,059, respectively. As discussed in the CD&A section of this proxy statement, the actual award level for performance-based RSUs subject to ROIC for all Named Executive Officers for 2024 was 100% of the target number.
For 2023 awards granted in the form of service-based RSUs and performance-based RSUs subject to ROIC, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 17, 2023 of

$130.52 per share multiplied by the number of shares subject to the RSU awards. For 2023 awards granted in the form of performance-based RSUs subject to rTSR, the grant date fair value was computed on the probable outcome of the performance conditions based on a Monte Carlo simulation and the grant date estimate of compensation cost to be recognized over the performance period which was 157.9% of target or $206.08 per share for the February awards granted. With respect to the performance-based RSUs subject to rTSR, they are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718 and therefore, they have no maximum grant date fair values that differ from the grant date fair values. For the 2023 performance-based RSUs subject to ROIC, the value in the table represents target level of achievement, which is considered the probable outcome. The maximum award attainable was 200% of the target number of shares subject to the performance-based RSU awards. For Ms. Mullen, Ms. Bryan, Mr. Burger, Mr. Gregory and Mr. Cowley, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $18,360,602, $8,032,563, $4,590,670, $2,909,320, and $4,590,670, respectively. As discussed in the CD&A section of the 2024 proxy statement, the actual award level for performance-based RSUs subject to ROIC for all Named Executive Officers for 2023 was 100% of the target number.
For 2022 awards granted in the form of service-based RSUs and performance-based RSUs subject to ROIC, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 15, 2022 of $97.25, on February 18, 2022, of $99.84, and on June 15, 2022, of $93.75, respectively, per share multiplied by the number of shares subject to the RSU awards. For 2022 awards granted in the form of performance-based RSUs subject to rTSR, the grant date fair value was computed on the probable outcome of the performance conditions based on a Monte Carlo simulation and the grant date estimate of compensation cost to be recognized over the performance period which was 134.4% of target or $134.23 per share for the February awards granted and 128.8% of target or $120.77 per share for the June awards granted. With respect to the performance-based RSUs subject to rTSR, they are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718 and therefore, they have no maximum grant date fair values that differ from the grant date fair values. For the 2022 performance-based RSUs subject to ROIC, the value in the table represents target level of achievement, which is considered the probable outcome. The maximum award attainable was 200% of the target number of shares subject to the performance-based RSU awards. For Ms. Mullen, Ms. Bryan, Mr. Burger, and Mr. Cowley, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $4,008,528, $2,405,324, $3,386,558, and $1,202,712, respectively. As discussed in the CD&A section of the 2023 proxy statement, the actual award level for performance-based RSUs subject to ROIC for all Named Executive Officers for 2022 was 112.5% of the target number.
For all three years for which grant date fair value is presented in the table above, no estimate of forfeitures is included in these amounts, nor were any actual forfeitures included in these amounts.
(2)Non-Equity Incentive Plan Compensation represents bonuses earned by Named Executive Officers under the 2024, 2023 and 2022 annual cash incentive plans, respectively. Bonus amounts under the 2024 annual cash incentive plan were determined as more specifically discussed under “Annual Cash Incentive Awards” included elsewhere in this proxy statement. The cash incentive plan compensation for 2024 was paid to the Named Executive Officers prior to March 17, 2025.
(3)All Other Compensation for 2024 represents payments to:
•Ms. Mullen for expenses incurred related to matching contributions to her 401(k), a discretionary contribution to her health savings account, premium payments made on her behalf for long-term disability insurance and value received related to an annual sales incentive trip. We consider premium payments for long-term disability insurance and the value received related to an annual sales incentive trip, which did not exceed $10,000, to be perquisites.
•Ms. Bryan for expenses incurred related to matching contributions to her 401(k) and premium payments made on her behalf for long-term disability insurance. We consider premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.
•Mr. Burger for expenses incurred related to matching contributions to his 401(k), premium payments made on his behalf for long-term disability insurance and value received related to an annual sales incentive trip. We consider premium payments for long-term disability insurance and the value received related to an annual sales incentive trip, which did not exceed $10,000, to be perquisites.
•Mr. Gregory for expenses incurred related to matching contributions and other payments to his retirement funds, a discretionary contribution to his health savings account and premium payments made on his behalf for long-term disability insurance. We consider premium payments for long-term disability insurance, which did not exceed $10,000, and expenses relating to the use by Mr. Gregory of his car to be perquisites.
•Mr. Cowley for expenses incurred related to matching contributions to his 401(k) and premium payments made on his behalf for long-term disability insurance. We consider premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.

(4)Mr. Gregory joined the Company as President, EMEA effective January 2, 2023. Mr. Gregory is a resident of the United Kingdom and was paid in British pounds. The salary and all other compensation amounts included in the table above were determined by multiplying the average exchange rates applicable for the quarters ended March 31, June 30, September 30, and December 31, 2024 and 2023, respectively, by the compensation earned during the quarter. This results in an assumed exchange rate of $1.2782 and $1.2432 per British pound for the years 2024 and 2023, respectively. The non-equity incentive plan compensation amount included in the table above was determined by multiplying the British pounds paid by the exchange rate applicable on the date paid of $1.2632 and $1.2679 per British pound for the years 2024 and 2023, respectively.

(5)Reflects one-time signing bonuses as follows: (i) Mr. Burger was entitled to a one-time signing bonus of $500,000, $250,000 of which was payable in 2022 and $250,000 of which was payable in 2023, and (ii) Mr. Gregory was entitled to a one-time signing bonus of £800,000 payable in 2023.

2024 Grants of Plan-Based Awards Table
The following table provides information regarding each plan-based award granted to our Named Executive Officers in 2024 under the 2024 cash incentive plan and under the Company’s 2020 Omnibus Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joyce A.			637,500	1,500,000	3,000,000	—	—	—	—	—
Mullen	2/20/2024	2/12/2024	—	—	—	1,335	10,676	21,352	—	1,950,078
	1/1/2024	12/14/2023	—	—	—	5,503	11,006	22,012	—	2,352,753
	2/20/2024	2/12/2024	—	—	—	—	—	—	14,235	2,600,165
Glynis A.			295,800	696,000	1,392,000	—	—	—	—	—
Bryan	2/20/2024	2/12/2024	—	—	—	390	3,121	6,242	—	570,082
	1/1/2024	12/14/2023	—	—	—	1,609	3,217	6,434	—	654,981
	2/20/2024	2/12/2024	—	—	—	—	—	—	4,161	760,048
Dee			284,750	670,000	1,340,000	—	—	—	—	—
Burger	2/20/2024	2/12/2024	—	—	—	237	1,889	3,778	—	345,045
	1/1/2024	12/14/2023	—	—	—	974	1,948	3,896	—	416,424
	2/20/2024	2/12/2024	—	—	—	—	—	—	2,519	460,121
Adrian			249,000	585,000	1,170,000	—	—	—	—	—
Gregory	2/20/2024	2/12/2024	—	—	—	144	1,150	2,300	—	210,059
	1/1/2024	12/14/2023	—	—	—	593	1,186	2,372	—	253,531
	3/15/2024	2/12/2024	—	—	—	430	2,152	3,228	—	400,143
	2/20/2024	2/12/2024							1,533	280,018
Samuel C.			210,375	495,000	990,000	—	—	—	—	—
Cowley	2/20/2024	2/12/2024	—	—	—	237	1,889	3,778	—	345,045
	1/1/2024	12/14/2023	—	—	—	974	1,948	3,896	—	416,424
	2/20/2024	2/12/2024	—	—	—	—	—	—	2,519	460,121
(1)Represents awards under the 2024 cash incentive plan discussed under the heading “2024 Cash Incentive Plan” of the CD&A section in this proxy statement. Threshold represents the amount that would have been payable had the minimum level of achievement for each defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold levels. The maximum estimated future payouts under non-equity incentive plan awards was computed as 200% of the target cash incentive compensation component that was based exclusively on the specific financial objectives for each Named Executive Officer. Actual amounts are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column, and there are no future payouts related to these awards.
(2)Pursuant to the 2024 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made on January 1, 2024, February 20, 2024, and March 15, 2024, as applicable. For the February 20, 2024 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. Threshold represents the amount of RSUs that would have been granted had the minimum level of achievement for the defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold level. The actual award level for 2024 performance-based RSUs subject to ROIC was 100% of the target number of RSUs. The actual award level for the 2024 performance-based RSUs subject to rTSR will be determined as of December 31, 2026, except for Ms. Bryan’s rTSR award performance will be determined as of December 31, 2025.
(3)For the 2024 performance-based RSUs subject to ROIC, the grant date fair value of the annual plan-based awards was calculated based on the closing price of the Company’s common stock on February 20, 2024 of $182.66 per share multiplied by the target number of performance-based RSUs, as the target was considered to be the probable outcome as of the grant date. The actual award level for 2024 was 100% of the target number of performance-based RSUs. For the 2024 performance-based RSUs subject to rTSR, the grant date fair value was computed in accordance with FASB ASC Topic 718. For the 2024 performance-based RSUs for the EMEA Ambition Plan award, the grant date fair value of the annual plan-based awards was calculated based on the closing price of the Company’s common stock on March 15, 2024 of $185.94 per share multiplied by the target number of performance-based RSUs, as the target was considered to be the probable outcome as of the grant date. For the 2024 awards that did not have performance conditions and all other stock awards granted in 2024, the grant date fair value for the awards was calculated based on the closing price of the Company’s common stock on February 20, 2024 of $182.66 per share multiplied by the number of service-based RSUs granted, as applicable. The grant date fair values of stock awards are also reflected in the Summary Compensation Table.

2024 Outstanding Equity Awards at Fiscal Year-End Table
The following table summarizes outstanding equity awards held by each Named Executive Officer on December 31, 2024.

	Stock Awards
Name	Total Number of Shares that are Earned but have Not Vested (#)(1)	Total Market Value of Shares that are Earned but have Not Vested ($)(2)	Equity Incentive Plan Awards: Total Number of Unearned Performance-based Shares that Have Not Vested (#)(1)	Equity Incentive Plan Awards: Total Market Value of Unearned Performance-based Shares that Have Not Vested ($)(2)
Joyce A. Mullen	57,093	8,683,845	23,891	3,633,821
Glynis A. Bryan	24,508	3,727,667	9,653	1,468,221
Dee Burger	14,073	2,140,503	5,572	847,501
Adrian Gregory	9,952	1,513,699	4,427	673,347
Samuel C. Cowley	12,990	1,975,779	5,572	847,501
(1)Under various service-based equity incentive compensation programs, our Named Executive Officers have received varying levels of grants of (i) service-based RSUs that vest ratably over two or three years, (ii) performance-based RSUs based on ROIC with a one-year performance period, with earned shares that vest ratably over three years, except for Ms. Bryan’s award vest ratably over two years, (iii) performance-based RSUs based on rTSR with a three-year performance period with cliff vesting for earned shares, except for Ms. Bryan’s award has a two-year performance period with cliff vesting for earned shares and (iv) EMEA Ambition Plan-based RSUs based on EMEA Adjusted EFO and EMEA Adjusted EFO Margin that vest ratably over two years following completion of the performance period.
Pursuant to the 2024 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made in January and February 2024. For the 2024 performance-based awards subject to ROIC, the number of actual performance-based RSUs ultimately awarded was at 100% of the target. As of December 31, 2024, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date, except for Ms. Bryan’s award vests ratably over two years. For 2024 performance-based awards subject to rTSR, the performance measure set for these shares was based on the Company’s rTSR performance over the period January 1, 2024 through December 31, 2026, except for Ms. Bryan’s award performance period is January 1 2024 through December 31, 2025, compared to the rTSR Comparator Companies.
Pursuant to the 2023 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made in February 2023. For the 2023 performance-based awards subject to ROIC, the number of actual performance-based RSUs ultimately awarded was at 100% of the target. As of December 31, 2023, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date. For 2023 performance-based awards subject to rTSR, the performance measure set for these shares was based on the

Company’s rTSR performance over the period January 1, 2023 through December 31, 2025, compared to the rTSR Comparator Companies.
Pursuant to the 2022 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made in February and June 2022. For the 2022 performance-based awards subject to ROIC, the number of actual performance-based RSUs ultimately awarded was 112.5% of the target, as actual Adjusted ROIC exceeded the target for the fiscal year ended December 31, 2022. As of December 31, 2022, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date. For 2022 performance-based awards subject to rTSR, the performance measure set for these shares was based on the Company’s rTSR performance over the period January 1, 2022 through December 31, 2024, compared to the rTSR Comparator Companies. The confirmed attainment was Insight’s cumulative three-year TSR of 53.7% ranked at the 57.1 percentile of the peer group, resulting in a final payout of 108.4% of target.
The following table shows the dates on which the outstanding stock awards vest, subject to continued employment through the vest date and subject to final performance attainment.

Name	2/2025 (a)	06/2025	11/2025	02/2026 (a)	03/2026	02/2027	03/2027
Joyce A. Mullen	30,950	—	2,386	33,842	—	13,806	—
Glynis A. Bryan	16,547	—	1,193	16,421	—	—	—
Dee Burger	6,727	2,621	—	7,855	—	2,442	—
Adrian Gregory	7,092	—	—	4,724	538	1,487	538
Samuel C. Cowley	8,265	—	—	7,855	—	2,442	—
(a) Shares reported vesting in February 2025 and 2026 include shares previously reported as vesting in January 2025 and 2026 and are subject to the certification date for the rTSR awards.
(2)Represents the value based upon the number of shares awarded multiplied by the closing price on December 31, 2024 stock of $152.10 per share.

2024 Stock Vested Table
The following table sets forth information with respect to shares of Company common stock acquired through vesting of RSUs and the number of shares acquired and value realized on vesting by the Named Executive Officers during 2024. There were no outstanding stock options in 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Joyce A. Mullen	21,489	3,896,859
Glynis A. Bryan	14,506	2,635,505
Dee Burger	15,078	2,949,230
Adrian Gregory	6,197	1,132,354
Samuel Cowley	7,380	1,348,031
(1)During 2024, the stock awards (all RSUs) that vested for the Named Executive Officers in the United States were net-share settled such that the Company withheld shares with value equivalent to the Named Executive Officer’s minimum statutory tax obligation for the applicable income and other employment taxes and remitted cash to the appropriate taxing authorities. The amounts in the table represent the gross number of shares and value realized on vesting for each of the Named Executive Officers. The net number of shares acquired by Ms. Mullen, Ms. Bryan, Mr. Burger, and Mr. Cowley on vesting was 13,317, 9,026, 8,426, and 4,963, respectively.

2024 Chief Executive Officer Pay Ratio
Pursuant to SEC rules, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our President and Chief Executive Officer for 2024. We calculated the total compensation for both using the same methodology. The 2024 annual total compensation for the President and Chief Executive Officer and our median employee were $8,658,843 and $65,939, respectively. The ratio of annual total compensation for our President and Chief Executive Officer to that of our median employee was 131.3 to 1.
In determining the median employee for 2024 we used the same Company employee as in 2023 given that there had not been changes in the Company from 2023 to 2024 that would reasonably be expected to significantly change the pay ratio disclosure. In determining the median employee for 2023, we referred to our worldwide payroll rosters of employees on December 31, 2023, which included information on base wages, bonuses, and commissions. The payroll rosters totaled to 14,437 employees, consisting of 6,865 U.S. employees and 7,572 non-U.S. employees. In accordance with the “de minimis” exemption adjustment permitted under SEC rules, employees from the following countries, comprising less than 5% of the total population of employees, were excluded from the population, based on management’s judgment: Austria (19 employees), Belgium (39 employees), China (48 employees), Hong Kong (29 employees), Ireland (5 employees), Italy (94 employees), New Zealand (25 employees), Singapore (22 employees), Spain (151 employees), Sweden (29 employees), and Switzerland (3 employees). Furthermore, as permitted under SEC rules, an additional 1,728 employees who became employees of the Company as a result of the acquisitions of Amdaris and SADA in 2023 were excluded. After giving effect to such exemptions, the total number of employees consisted of 6,407 U.S. employees and 5,838 non-U.S. employees. Foreign compensation was converted to U.S. dollars at the average exchange rate over the 12-month period. Compensation amounts for employees newly hired during 2023 were annualized based on actual pay in 2023.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our President and CEO and to our non-CEO Named Executive Officers and certain financial performance of the Company. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our Named Executive Officers during a covered year. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table for CEO($)(1)	Compensation Actually Paid to CEO(1)(3) ($)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers ($)(2)	Average Compensation Actually Paid to Other Named Executive Officers(2)(3) ($)	Cumulative TSR ($)	Peer Group Cumulative TSR(4) ($)	Net Earnings ($, in thousands)	Company Selected Measure - Adjusted Non-GAAP ROIC(5)
2024	8,658,843	(3,178,281)	2,358,193	(573,947)	216.39	192.86	249,691	15.28%
2023	10,693,722	21,050,619	3,991,384	7,306,108	252.08	154.93	281,309	17.27%
2022	6,217,650	5,877,012	3,233,865	3,191,053	142.65	122.55	280,608	15.94%
2021	6,638,325	10,466,880	2,212,425	3,158,776	151.66	152.67	219,345	14.01%
2020	7,402,139	8,896,986	2,438,357	2,744,670	108.25	121.27	172,640	12.59%
1.Joyce A. Mullen served as our CEO in 2024, 2023 and 2022 and Kenneth T. Lamneck was our CEO in 2021 and 2020.
2.For 2024 and 2023, our non-CEO Named Executive Officers were Glynis A. Bryan, Dee Burger, Adrian Gregory, and Samuel C. Cowley. For 2022, our non-CEO Named Executive Officers were Glynis A. Bryan, Dee Burger, James Morgado and Samuel C. Cowley. For 2021, our non-CEO Named Executive Officers were Glynis A. Bryan, Joyce A. Mullen, Emma de Sousa and Samuel C. Cowley. For 2020, our non-CEO Named Executive Officers were Glynis A. Bryan, Joyce A. Mullen, Wolfgang Ebermann and Samuel C. Cowley.
3.For each of 2024, 2023, 2022, 2021 and 2020, the values included in this column for the compensation actually paid to our CEO and the average compensation actually paid to our non-CEO Named Executive Officers have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the CEO or other Named Executive Officers. These amounts reflect the Summary Compensation Table Total with certain adjustments in accordance with Item 402(v) of Regulation S-K as described in the tables below.

CEO	Kenneth T. Lamneck	Kenneth T. Lamneck	Joyce A. Mullen	Joyce A. Mullen	Joyce A. Mullen
Year	2020	2021	2022	2023	2024
Summary Compensation Table Total for CEO	$7,402,139	$6,638,325	$6,217,650	$10,693,722	$8,658,843
Equity values reported in SCT	(3,750,011)	(3,750,037)	(3,258,530)	(8,218,464)	(6,902,996)
Fair value of equity compensation granted in current year - value at year end	5,568,342	4,424,646	3,259,344	14,035,476	5,026,258
Awards made in prior fiscal years that were unvested at the end of the current fiscal year, add/subtract change in fair value from end of prior fiscal year to end of current fiscal year	525,631	2,555,090	(187,001)	3,436,806	(2,840,216)
Awards made in prior fiscal years that vested during current fiscal year, add/subtract change in fair value from end of prior fiscal year to vesting date	(849,115)	598,856	(154,451)	1,103,079	89,223
Awards made in prior fiscal years that were forfeited during current fiscal years, subtract fair value of forfeited awards determined at the end of prior year	$—	$—	$—	$—	$(7,209,393)
Compensation Actually Paid to CEO	$8,896,986	$10,466,880	$5,877,012	$21,050,619	$(3,178,281)

Average for Non-CEO NEOs	2020	2021	2022	2023	2024
Average SCT Total for Non-CEO NEOs	$2,438,357	$2,212,425	$3,233,865	$3,991,384	$2,358,193
Equity values reported in SCT	(1,337,538)	(1,112,583)	(1,892,846)	(2,464,121)	(1,393,010)
Fair value of equity compensation granted in current year - value at year end	1,694,772	1,251,910	1,957,516	4,074,844	1,004,538
Awards made in prior fiscal years that were unvested at the end of the current fiscal year, add/subtract change in fair value from end of prior fiscal year to end of current fiscal year	125,750	596,432	(55,134)	1,323,977	(883,107)
Awards made in prior fiscal years that vested during current fiscal year, add/subtract change in fair value from end of prior fiscal year to vesting date	(176,671)	210,592	(52,348)	380,024	104,356
Awards made in prior fiscal years that were forfeited during current fiscal years, subtract fair value of forfeited awards determined at the end of prior year	$—	$—	$—	$—	$(1,764,917)
Average Compensation Actually Paid to Non-CEO NEOs	$2,744,670	$3,158,776	$3,191,053	$7,306,108	$(573,947)
4.The Peer Group TSR set forth in this table utilizes an industry benchmark index, the Nasdaq US Benchmark Computer Hardware TR Index, which we also utilize in the stock performance graph required by Item 201(e) of SEC Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2024.
5.Please see Appendix A for Adjusted non-GAAP ROIC from Adjusted consolidated EFO calculation. In 2021 and 2020, the Adjusted non-GAAP EFO used in the Adjusted non-GAAP ROIC calculation did not exclude amortization of intangible assets of $32.0 million and $37.5 million, respectively.

Description of Relationship Between CEO and Non-CEO Named Executive Officers Compensation Actually Paid and Insight TSR
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our non-CEO Named Executive Officers, and the Company’s cumulative TSR over the five most recently completed fiscal years. The following chart also sets forth a comparison of the Company’s cumulative TSR and cumulative Peer Group TSR.
Description of Relationship Between CEO and Non-CEO Named Executive Officers Compensation Actually Paid and Net Earnings

The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our non-CEO Named Executive Officers and our Net Earnings during the five most recently completed fiscal years.

Description of Relationship Between CEO and Non-CEO Named Executive Officers Compensation Actually Paid and Adjusted Non-GAAP ROIC
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our non-CEO Named Executive Officers, and the Company selected financial measure - Adjusted non-GAAP ROIC over the five most recently completed fiscal years.
Tabular List
The following table presents the financial performance measures that the Company considers having been the most important in linking compensation actually paid to our CEO and non-CEO Named Executive Officers during 2024 to Company performance.

Performance Measures
Adjusted Non-GAAP ROIC from Adjusted Non-GAAP EFO
Adjusted Non-GAAP EFO
Cloud and Core Services GP growth

Employment Agreements, Severance and Change in Control Provisions
Our employment agreements with our executive officers and our incentive compensation plans reflect our compensation philosophy. The employment agreements for our Named Executive Officers (other than Ms. Bryan) and our current Chief Financial Officer provide for continually renewing one-year terms. All change in control benefits are “double trigger” (which means that they are triggered by two events, a change in control of the Company plus a triggering termination under the change of control agreement), including stock awards under the terms of the 2020 Omnibus Plan. Additionally, beginning with grants to all employees in February 2015, upon termination of service by reason of death, any portion of service-based RSUs and, after the completion of the performance period for all performance-based awards, any portion of performance-based awards remaining unvested on that date, which would have vested through the first anniversary of the date of death become fully exercisable and vested effective immediately prior to the employee’s death.
The Company’s employment agreements with its Named Executive Officers are intended to comply with or fit within an exception to Section 409A of the IRC. The material terms of the employment agreements with our Named Executive Officers that were in effect during 2024 are as follows:

Joyce A. Mullen
(i)Effective as of October 14, 2021.
(ii)A severance payment upon termination of employment “without cause” or termination by Ms. Mullen for “good reason,” as those terms are defined in the agreement, payable upon termination in equal installments over a period of 24 months in accordance with the Company’s regular pay practices, equal to two times her annual base salary, plus two times the annual cash incentive bonus for the immediately preceding fiscal year, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, and continued eligibility to participate in health or other insurance benefit plans of the Company for a period of up to 18 months following the date of termination.
(iii)A severance payment following a “change in control” of the Company if Ms. Mullen terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to 2.5 times her highest annual base salary in effect during the term of the agreement plus 2.5 times her annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, payable upon termination in a single lump sum, vesting of all equity-based awards, and continued eligibility to participate in health or other insurance benefit plans of the Company for a period of up to 18 months following the date of termination. In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.
(iv)In the event of Ms. Mullen’s termination as a result of “disability,” as such term is defined in the agreement, or death, she or her estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of her base salary payable within 30 days of termination plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, payable the time other bonuses are payable.
(v)The agreement also provides for non-disclosure by Ms. Mullen of our confidential information and includes covenants by her not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.
The table below summarizes the potential payments and benefits to Ms. Mullen upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2024:

Triggering Event	Severance	Cash Payout for Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$5,802,876	$—	$41,222	$5,844,098
Change in Control – Involuntary Termination	7,069,470	11,756,265	41,222	18,866,957
Change in Control – Without Termination (2)	—	—	—	—
Disability	986,500	7,454,421	—	8,440,921
Death	986,500	10,174,121	—	11,160,621
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2024 stock of $152.10 per share.
(2)Upon a change in control without termination, an acceleration of Ms. Mullen's equity-based compensation awards vesting occurs only upon authorization from our Board on the basis that their value will be materially impaired following the change in control.

Glynis A. Bryan
(i)Effective as of August 30, 2024.
(ii)A severance payment upon termination of employment prior to January 1, 2025 “without cause” or termination by Ms. Bryan for “good reason,” as those terms are defined in the agreement, payable within 60 days following Ms. Bryan’s termination, equal to her base salary in effect prior to January 1, 2025 due for the remainder of the term, plus a lump sum cash amount equal to the value of any unvested RSUs as of the termination date.
(iii)In the event of Ms. Bryan’s termination as a result of “disability,” as such term is defined in the agreement, or death, she or her estate, as the case may be, will be entitled to a lump sum cash amount equal to the value of any unvested RSUs as of the termination date, to be paid within 60 days following the termination date.
(iv)The agreement also provides for non-disclosure by Ms. Bryan of our confidential information and includes covenants by her not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.
The table below summarizes the potential payments and benefits to Ms. Bryan upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2024:

Triggering Event	Severance	Cash Payout for Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$696,000	$4,828,719	$—	$5,524,719
Disability	—	4,828,719	—	4,828,719
Death	—	4,828,719	—	4,828,719
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2024 stock of $152.10 per share.

Dee Burger

(i)Effective as of March 15, 2022.
(ii)A severance payment upon termination of employment “without cause” or termination by Mr. Burger for “good reason,” as those terms are defined in the agreement, payable upon termination in equal installments over a period of 12 months in accordance with the Company’s regular pay practices, equal to one times his annual base salary, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, and continued eligibility to participate in health or other insurance benefit plans of the Company for a period of up to 12 months following the date of termination.
(iii)A severance payment following a “change in control” of the Company if Mr. Burger terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, payable upon termination in a single lump sum, vesting of all equity-based awards, and continued eligibility to participate in health or other insurance benefit plans of the Company for a period of up to 12 months following the date of termination. In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.
(iv)In the event of Mr. Burger’s termination as a result of “disability,” as such term is defined in the agreement, or death, he or his estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of his base salary payable within 30 days of termination plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives, payable within 60 days following the end of the year in which the termination occurred.
(v)The agreement also provides for non-disclosure by Mr. Burger of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.
The table below summarizes the potential payments and benefits to Mr. Burger upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2024:

Triggering Event	Severance	Cash Payout for Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$908,520	$—	$24,207	$932,727
Change in Control – Involuntary Termination	908,520	2,786,472	24,207	3,719,199
Change in Control – Without Termination (2)	—	—	—	—
Disability	406,020	1,546,097	—	1,952,117
Death	406,020	2,472,386	—	2,878,406
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2024 stock of $152.10 per share.
(2)Upon a change in control without termination, an acceleration of Mr. Burger's equity-based compensation awards vesting occurs only upon authorization from our Board on the basis that their value will be materially impaired following the change in control.

Adrian Gregory
(i)Effective as of January 2, 2023.
(ii)The employment agreement may be terminated with a notice period of 12 months, during which period Mr. Gregory will continue to be an employee and receive all of the benefits due under the employment agreement.
(iii)The Company’s right to terminate Mr. Gregory’s employment with immediate effect without notice for a compelling reason is not restricted by provision (ii).
(iv)The agreement also provides for non-disclosure by Mr. Gregory of our confidential information and includes covenants by him not to compete with Insight or solicit its employees or customers for a period of 12 months following termination of employment.

The table below summarizes the potential payments and benefits to Mr. Gregory upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2024:

Triggering Event	Severance (2)	Cash Payout for Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause	$583,000	$—	$—	$583,000
Change in Control – Involuntary Termination	583,000	2,231,155	—	2,814,155
Change in Control – Without Termination (3)	—	—	—	—
Disability	—	1,877,320	—	1,877,320
Death	—	1,877,320	—	1,877,320
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2024 stock of $152.10 per share.
(2)Mr. Gregory is entitled to base salary as severance upon the Company’s election to terminate his employment in lieu of service. While Mr. Gregory’s base salary of £463,500 is shown in U.S. dollars (rounded to the nearest thousand) for presentation in this proxy statement, Mr. Gregory is paid in British pounds. Mr. Gregory’s salary was computed by multiplying the British pounds paid by the exchange rate applicable on the assumed date of termination of $1.2578 per British pound.
(3)Upon a change in control without termination, an acceleration of Mr. Gregory's equity-based compensation awards vesting occurs only upon authorization from our Board on the basis that their value will be materially impaired following the change in control.

Samuel C. Cowley
(i)Effective as of June 7, 2016.
(ii)A severance payment upon termination of employment “without cause” or termination by Mr. Cowley for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus.
(iii)A severance payment following a “change in control” of the Company if Mr. Cowley terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement plus one times his annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus. In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.
(iv)In the event of Mr. Cowley’s termination as a result of “disability,” as such term is defined in the agreement, or death, he or his estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of his base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.
(v)The agreement also provides for non-disclosure by Mr. Cowley of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.
The table below summarizes the potential payments and benefits to Mr. Cowley upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2024:

Triggering Event	Severance	Cash Payout for Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$1,232,283	$—	$—	$1,232,283
Change in Control – Involuntary Termination	1,232,283	2,621,748	—	3,854,031
Change in Control – Without Termination (2)	—	—	—	—
Disability	380,545	1,546,097	—	1,926,642
Death	380,545	2,307,661	—	2,688,206
(1)The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2024 stock of $152.10 per share.
(2)Upon a change in control without termination, an acceleration of Mr. Cowley's equity-based compensation awards vesting occurs only upon authorization from our Board on the basis that their value will be materially impaired following the change in control.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2024 regarding the number of shares of our common stock that may be issued under our equity compensation plans, which have been approved by our stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	481,762	(1)	—	3,687,409	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	481,762	(3)	—	3,687,409
(1)Represents the number of underlying shares of common stock at the target award level associated with outstanding RSUs under approved plans. For outstanding performance-based RSUs, if the maximum award levels are achieved, the number of securities to be issued upon exercise of the outstanding rights would be 545,793, and 1,899,419 securities would remain available for future issuance under the 2020 Omnibus Plan. The RSUs are excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.
(2)Includes 1,963,450 shares of common stock remaining available for issuance under the 2020 Omnibus Plan and 1,723,959 shares of common stock available for future issuance under the Company’s Employee Stock Purchase Plan.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the “ESPP”) is a broadly-based stock purchase plan in which any eligible employee may elect to participate by authorizing the Company to make payroll deductions in a designated percentage to pay the price of a share of common stock. In no event will the ESPP permit an employee to purchase common stock with an aggregate fair market value in excess of $25,000 in any calendar year. The first purchase under the ESPP was made on February 16, 2024, in accordance with the ESPP.

PROPOSAL 3 – Ratification of Independent Registered Public Accounting Firm
The Board of Directors and the Audit Committee recommend that the stockholders ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2025. The Audit Committee approved the selection of KPMG as the Company’s independent registered public accounting firm for 2025. KPMG is currently the Company’s independent registered public accounting firm.
Although the Company is not required to seek stockholder approval or ratification of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
We have been advised that a representative of KPMG will attend the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

AUDIT COMMITTEE REPORT
The Company maintains an independent Audit Committee that operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee is independent as defined in the listing standards of NASDAQ and under SEC rules and each of Mr. Allen and Ms. Breard has been designated as an “audit committee financial expert” by the Board of Directors.
Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s internal controls. Management also is responsible for reporting on the effectiveness of the Company’s internal controls over financial reporting. The Company’s independent registered public accounting firm, KPMG, has the responsibility to conduct an independent audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue an opinion on whether or not the financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and its cash flows in conformity with U.S. generally accepted accounting principles. KPMG is also responsible for issuing an attestation report on the effectiveness of the Company’s internal controls over financial reporting based upon its audit. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditors retained to audit our financial statements. The Audit Committee is responsible for the audit fee negotiations associated with our retention of KPMG. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent auditor is in our and our stockholders’ best interest. KPMG has served as our independent registered public accounting firm since 1990.
The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its oversight responsibilities, the Audit Committee meets with the Company’s Chief Financial Officer, Chief Accounting Officer, General Counsel, Vice President of Internal Audit and KPMG (with and without management present) to discuss the adequacy and effectiveness of the Company’s internal controls and the quality of the financial reporting process.
Prior to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, with the SEC, the Audit Committee:
•Reviewed and discussed with management the Company’s audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and considered management’s view that the financial statements present fairly, in all material respects, the Company’s financial condition and results of operations.
•Reviewed and discussed with management and KPMG the effectiveness of the Company’s internal controls over financial reporting, including management’s report and KPMG’s attestation report on that topic.
•Discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
•Received the required written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. Based upon these communications, the Audit Committee discussed with KPMG its independence from the Company. In considering the independence of KPMG, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.
Respectfully submitted by the Audit Committee of the Board of Directors.

Linda M. Breard, Chair
Richard E. Allen
Alexander L. Baum
Kathleen S. Pushor
Thomas Reichert
Girish Rishi
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

Independent Registered Public Accounting Firm Fees and Independence
The Audit Committee reviews and approves the external auditor’s engagement and audit plan, including fees, scope, staffing and timing of work. In addition, the Audit Committee Charter limits the types of non-audit services that may be provided by the independent auditors. Any permitted non-audit services to be performed by the independent auditors must be pre-approved by the Audit Committee after the committee is advised of the nature of the engagement and particular services to be provided. The Audit Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2024. Responsibility for this pre-approval may be delegated to one or more members of the Audit Committee; all such approvals, however, must be disclosed to the Audit Committee at its next regularly scheduled meeting. The Audit Committee may not delegate authority for pre-approvals to management.
The following table presents fees paid or accrued for the audit of the Company’s annual consolidated financial statements and all other professional services rendered by KPMG for the years ended December 31, 2024 and 2023.

KPMG Fees	Years Ended December 31
	2024	2023
Audit fees	$3,988,000	$3,605,000
Audit-related fees	$265,000	$670,000
Tax fees	$133,000	$50,000
All other fees	$55,000	$13,000
Total fees	$4,441,000	$4,338,000
Audit Fees.  Consists principally of fees for professional services rendered for the audits of our consolidated financial statements, reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits for foreign subsidiaries.
Audit-Related Fees. Consists principally of fees for services relating to due diligence assistance in connection with an acquisition.
Tax Fees.  Consists principally of fees for services relating to tax compliance and tax planning and advice, including assistance with tax audits.

All Other Fees.  Consists principally of fees for access to continuing professional education tools and professional services fees for a readiness assessment.
The Audit Committee determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2024 and 2023 described in the table above were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s employees, KPMG member firms located outside the United States and other third-party service providers operating under KPMG’s supervision.

FREQUENTLY ASKED QUESTIONS CONCERNING THE ANNUAL MEETING

Why did I receive these proxy materials?
These proxy materials are first being distributed on or about April 3, 2025, to stockholders of the Company in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders on May 13, 2025, at 8:30 a.m. MST, at Insight Enterprises, Inc., 2701 E. Insight Way Chandler, Arizona, 85286, and any postponement or adjournment thereof. This proxy statement describes the matters on which you, as a stockholder of the Company, are entitled to vote. It also includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

What is the purpose of the Annual Meeting?
At the Annual Meeting of Stockholders, stockholders will be asked to vote (1) to elect the 10 director nominees named in this proxy statement for a term expiring at the 2026 Annual Meeting of Stockholders (or until their respective successors have been duly elected and qualified), (2) to approve, on an advisory basis, the compensation of our Named Executive Officers, and (3) to ratify the appointment of the Company’s independent registered public accounting firm for the year ended December 31, 2025. See the sections entitled “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation” and “Proposal 3—Ratification of Independent Registered Public Accounting Firm.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders (the “Notice”).

Who can attend the Annual Meeting?
Only holders of our common stock as of the close of business on the record date, which was March 17, 2025, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will be required to show the notice or voting instructions form you received from your broker, bank or other nominee or a copy of a statement (such as a brokerage statement) from your broker, bank or other nominee reflecting your stock ownership as of March 17, 2025, in order to be admitted to the Annual Meeting. All attendees must bring a government-issued photo ID to gain admission to the Annual Meeting. Please note that recording devices, photographic equipment, large bags and packages will not be permitted in the meeting room.

Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on the record date, which was March 17, 2025, are entitled to notice of, and to vote at, the Annual Meeting. As of March 17, 2025, there were 31,910,334 shares of our common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

How do I vote at the Annual Meeting?
Stockholders of record can vote in one of four ways:
•By telephone—You may use the toll-free telephone number shown on your proxy card;
•Via the Internet—You may visit the Internet website indicated on your proxy card and follow the on-screen instructions;
•By mail—You may date, sign and promptly return your proxy card by mail in a postage prepaid envelope; or
•In person—You may deliver a completed proxy card at the meeting or vote in person.
Voting instructions for stockholders of record (including instructions for both telephonic and Internet voting) are provided under the heading “Voting Information” of this proxy statement and on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with telephone and electronic access, such as usage charges from telephone companies and Internet access providers, must be borne by the stockholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return your proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. ET on Monday, May 12, 2025.
If your shares are held through a broker, bank or other nominee, please follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet voting will depend on your institution’s voting procedures. If you wish to vote in person at the Annual Meeting, you must first obtain a legal proxy issued in your name from the institution that holds your shares.

What if I do not vote or do not indicate how my shares should be voted on my proxy card?
If a stockholder of record does not return a signed proxy card or submit a proxy by telephone or via the Internet and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.
If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board of Directors recommends on such proposal.

What if my shares of the Company’s common stock are held for me by a broker?
If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
•Non-Discretionary Items. The election of directors (Proposal 1) and the advisory vote to approve Named Executive Officer compensation (Proposal 2) may not be voted on by your broker if it has not received voting instructions.
•Discretionary Items. The ratification of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 3) is a discretionary item. Generally, brokers that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How can I change my votes or revoke my proxy after I have voted?
Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked or changed at any time before it is exercised at the Annual Meeting or any adjournments or postponements thereof by:
•Mailing written notice of revocation or change to our Corporate Secretary at Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286;
•Delivering a later-dated proxy (either in writing, by telephone or via the Internet); or
•Voting in person at the meeting.
Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Will my votes be publicly disclosed?
No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed and are available only to the inspector of election and certain employees, who are obligated to keep such information confidential.

Who will count the votes?
A representative of the Company will serve as the inspector of election for the Annual Meeting and will count the votes.

What if other matters come up during the Annual Meeting?
If any other matters properly come before the meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies or their substitutes acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

What constitutes a quorum at the Annual Meeting?
The presence at the Annual Meeting of Stockholders, in person or represented by proxy, of the holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes will be counted toward the establishment of a quorum.

How many votes are required to approve each matter to be considered at the Annual Meeting?
Proposal 1: Election of director nominees named in this proxy statement. Each of the 10 nominees for director will be elected upon the affirmative vote of the majority of votes cast with respect to the director’s election, which means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Any incumbent director nominee who is not elected by a majority of votes cast must tender his or her resignation to the Board, and the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results. In the event of a contested election, director nominees who receive the most votes for the number of seats up for election will be elected. Broker non-votes and abstentions will have no effect on the proposal.
Proposal 2: Advisory vote to approve named executive officer compensation. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the Annual Meeting is required to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a vote against the proposal. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.
Proposal 3: Ratification of KPMG LLP as the Company’s independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the Annual Meeting is required to ratify KPMG LLP as the Company’s independent registered public accounting firm for 2025. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a vote against the proposal. Because brokers can vote on this proposal in their discretion without instructions from beneficial stockholders, there is not expected to be any broker non-votes on this proposal.

Who pays to prepare, mail and solicit the proxies?
We will bear the costs of solicitation of proxies for the Annual Meeting of Stockholders, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the Annual Report for the year ended December 31, 2024, the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. Proxies may be solicited in person or by mail, telephone or electronic transmission on our behalf by our directors, officers or employees. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies. In addition, we have retained Okapi Partners LLP to assist us in the distribution and solicitation of proxies. We estimate that we will pay Okapi Partners LLP approximately $13,000, plus reimbursement of out-of-pocket expenses, for its services.

OTHER BUSINESS
The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in the proxy card or their substitutes acting thereunder will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the year ended December 31, 2024 is being furnished to stockholders concurrently herewith. Insight will mail without charge, upon written request, another copy of our Annual Report on Form 10-K for the year ended December 31, 2024, including the consolidated financial statements and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 2701 E. Insight Way, Chandler, Arizona 85286. Our Annual Report is also available at https://investor.insight.com/financial-reports/annual-reports.

Householding
Company stockholders who share an address may receive only one copy of this proxy statement and the Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this proxy statement and Annual Report to any stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the stockholder makes a request by contacting our Corporate Secretary at 2701 E. Insight Way, Chandler, Arizona 85286, or by telephone at (480) 333-3000. If you wish to receive separate copies of this proxy statement and the Annual Report in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee.

Stockholder Proposals and Director Nominations for the 2026 Annual Meeting
Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at Insight Enterprises, Inc., 2701 E. Insight Way, Chandler, Arizona 85286 no later than December 4, 2025. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.
With respect to proposals submitted by a stockholder for consideration at our 2026 Annual Meeting but not for inclusion in our proxy statement for such annual meeting, timely notice of any stockholder proposal must be received by us at the above address in accordance with our Amended and Restated Bylaws no earlier than February 12, 2026 nor later than March 14, 2026. With respect to stockholders wishing to recommend nominees for election to the Board at our 2025 Annual Meeting, timely notice of any director nomination must be received by us at the above address in accordance with our Amended and Restated Bylaws no earlier than February 12, 2026, nor later than March 14, 2026. Such notices must contain the information required by our Amended and Restated Bylaws.
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act postmarked or transmitted electronically no later than March 14, 2026.
Please refer to our Amended and Restated Bylaws for additional information and requirements regarding stockholder proposals and director nominations. We will not consider any proposal or nomination that is not timely or otherwise does not meet our Amended and Restated Bylaws’ and the SEC’s requirements for submitting a proposal or nomination, as applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.

FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding the benefits and anticipated results of our compensation programs and the Compensation Committee’s plans and intentions relating thereto, as well as statements regarding our business strategy and our strategic initiatives. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 (accompanying this proxy statement), and in any of our subsequent filings with the SEC.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON May 13, 2025
The proxy materials for the Company’s annual meeting of stockholders, including our Annual Report for the year ended December 31, 2024, and this proxy statement, are available over the Internet at www.proxyvote.com. The proxy materials are also available by accessing the Company’s website at https://investor.insight.com/financial-reports/annual-reports. Other information on the Company’s website does not constitute part of the Company’s proxy materials.
It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised as described in this proxy statement. If you attend the Annual Meeting in person, you may withdraw any proxy (including a telephonic or Internet proxy) and vote your own shares as described in this proxy statement.

APPENDIX A
INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES NON-GAAP ADJUSTED FINANCIAL MEASURE RECONCILIATIONS
(IN MILLIONS, EXCEPT PER SHARE DATA)

APPENDIX A
(continued)

	Years Ended December 31,
	2024	2023	2022	2021	2020
Non-GAAP Adjusted Consolidated EFO:
GAAP consolidated EFO	$388.6	$419.8	$413.7	$332.1	$271.6
Amortization of intangible assets	69.6	36.2	32.9	32.0	37.5
Change in fair value of earnout liabilities	(7.9)	—	—	—	—
Other (5)	52.1	36.1	20.0	(1.6)	13.3
Non-GAAP Adjusted consolidated EFO	$502.4	$492.1	$466.6	$362.5	$322.4

Non-GAAP Adjusted Consolidated Net Earnings:
GAAP consolidated net earnings	$249.7	$281.3	$280.6	$219.3	$172.6
Amortization of intangible assets	69.6	36.2	32.9	32.1	37.5
Amortization of debt discount and issuance costs		—	—	12.1	11.6
Change in fair value of earnout liabilities	(7.9)	—	—	—	—
Other (5)	52.1	36.1	20.0	(1.6)	13.3
Income taxes on non-GAAP adjustments	(25.3)	(18.0)	(13.3)	(10.3)	(15.5)
Adjusted non-GAAP consolidated net earnings	$338.2	$335.6	$320.2	$251.6	$219.5

Non-GAAP Adjusted Consolidated Diluted EPS:
GAAP consolidated diluted EPS	$6.55	$7.55	$7.66	$5.95	$4.87
Amortization of intangible assets	1.82	0.97	0.90	0.87	1.06
Amortization of debt discount and issuance costs	—	—	—	0.33	0.33
Change in fair value of earnout liabilities	(0.21)	—	—	—	—
Other	1.37	0.97	0.55	(0.04)	0.37
Income taxes on non-GAAP adjustments	(0.66)	(0.48)	(0.36)	(0.28)	(0.44)
Impact of benefit from note hedge	0.81	0.68	0.36	0.27	—
Non-GAAP Adjusted consolidated diluted EPS	$9.68	$9.69	$9.11	$7.10	$6.19

Shares used in Adjusted non-GAAP diluted EPS calculation
Shares used in diluted EPS calculation	38,136	37,241	36,620	36,863	35,444
Impact of benefit from note hedge	(3,205)	(2,619)	(1,466)	(1,453)	—
Shares used in Adjusted non-GAAP diluted EPS calculation	34,931	34,622	35,154	35,410	35,444

Non-GAAP Adjusted INA EFO:
GAAP EFO for North America Segment	$319.0	$362.1	$350.4	$268.8	$219.2
Amortization of intangible assets	62.4	32.5	30.7	29.6	35.0
Change in fair value of earnout liabilities	(1.4)	—	—	—	—
Other (5)	42.0	29.8	18.0	(3.1)	9.9
Non-GAAP Adjusted EFO for North America Segment	$422.0	$424.4	$399.1	$295.3	$264.1

Non-GAAP Adjusted EMEA EFO:
GAAP EFO for EMEA Segment	$46.2	$38.1	$44.3	$46.9	$40.4
Amortization of intangible assets	6.9	3.3	1.7	2.0	2.1
Change in fair value of earnout liabilities	(6.4)	—	—	—	—
Other	9.2	6.2	2.0	1.3	3.1
Non-GAAP Adjusted EFO for EMEA Segment	$55.9	$47.6	$48.0	$50.2	$45.6

APPENDIX A
(continued)

	Years Ended December 31,
	2024	2023	2022	2021	2020
Non-GAAP Adjusted ROIC:
GAAP consolidated EFO	$388.6	$419.8	$413.7	$332.0	$271.6
Amortization of intangible assets	69.6	36.2	32.9	32.0	37.5
Change in fair value of earnout liabilities	(7.9)	—	—	—	—
Other (5)	52.1	36.1	20.0	(1.6)	13.3
Non-GAAP Adjusted consolidated EFO	502.4	492.1	466.6	362.4	322.4
Income tax expense(1)	130.6	128.0	121.3	94.2	83.8
Non-GAAP Adjusted consolidated EFO, net of tax	$371.8	$364.2	$345.3	$268.2	$238.6

Average stockholders’ equity(2)	$1,775.2	$1,628.5	$1,584.1	$1,417.1	$1,224.7
Average debt (2)	953.6	690.4	713.3	445.8	556.5
Average cash (2)	(296.2)	(209.7)	(131.3)	(117.2)	(106.9)
Invested capital	$2,432.6	$2,109.2	$2,166.1	$1,745.7	$1,674.3

Non-GAAP Adjusted ROIC (from GAAP consolidated EFO) (3)	11.82%	14.73%	14.13%	14.08%	12.00%
Non-GAAP Adjusted ROIC (from non-GAAP consolidated EFO) (4)	15.28%	17.27%	15.94%	15.37%	14.25%

(1)	Assumed tax rate of 26.0%
(2)	Average of previous five quarters
(3)
Computed as GAAP consolidated EFO, net of tax (using an assumed tax rate of 26.0%) of $101.0 million, $109.1 million, $107.6 million, $86.3 million, and $70.6 million for the years ended December 31, 2024, 2023, 2022, 2021 and 2020, respectively, divided by invested capital

(4)	Computed as non-GAAP Adjusted consolidated EFO, net of tax divided by invested capital
(5)
Includes transformation costs of $18.4 million, $16.6 million and $12.4 million for the years ended December 31, 2024, 2023 and 2022, respectively. Includes certain third-party data center service outage related recoveries in excess of expenses of $2.1 million for the year ended December 31, 2024. Includes certain third-party data center service outage related expenses, net of recoveries of $5.0 million for the year ended December 31, 2023. Includes severance and restructuring expenses, net of $31.6 million, $6.1 million, $4.2 million and $12.4 million for the years ended December 31, 2024, 2023, 2022 and 2020 respectively. During 2021, we recorded gains on sale of properties due to restructuring of $8.0 million. These gains were partially offset in 2021, as we recorded severance expense, net of adjustments, totaling $6.4 million.

USE OF NON-GAAP FINANCIAL MEASURES
The non-GAAP financial measures (referred to in this proxy statement as Adjusted EFO, Adjusted Diluted EPS and Adjusted ROIC) exclude the items noted above. Other consists of severance and restructuring expenses, certain executive recruitment and hiring related expenses, transformation costs, data center service outage related expenses, net of recoveries and certain acquisition and integration-related expenses, as applicable. The Company excludes these items when internally evaluating its results of operations. These non-GAAP measures are used by management to evaluate financial performance against budgeted amounts, to calculate incentive compensation, to assist in forecasting future performance and to compare the Company’s results to those of the Company’s competitors. The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency, facilitate comparisons to prior periods and the Company’s competitors’ results and assist in forecasting performance for future periods. These non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Insight

INSIGHT ENTERPRISES, INC.
2701 E. INSIGHT WAY
CHANDLER, AZ 85286

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 12, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V70401-P28004

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INSIGHT ENTERPRISES, INC.

The Board of Directors recommends you vote "FOR" the election of the nominees for director in Proposal 1 and "FOR" Proposals 2 and 3.

1. Election of Directors.

Nominees:	For	Against	Abstain
1a. Richard E. Allen	☐	☐	☐
1b. Bruce W. Armstrong	☐	☐	☐
1c. Linda M. Breard	☐	☐	☐
1d. Catherine Courage	☐	☐	☐
1e. Timothy A. Crown	☐	☐	☐
1f. Janet Foutty	☐	☐	☐
1g. Anthony A. Ibargüen	☐	☐	☐
1h. Joyce A. Mullen	☐	☐	☐
1i. Thomas Reichert	☐	☐	☐
1j. Girish Rishi	☐	☐	☐

	For	Against	Abstain
2. Advisory vote (non-binding) to approve named executive officer compensation.	☐	☐	☐
3. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025.	☐	☐	☐

Note: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V70402-P28004

INSIGHT ENTERPRISES, INC.
Annual Meeting of Stockholders
May 13, 2025 8:30 a.m. Mountain Standard Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) JOYCE A. MULLEN and SAMUEL C. COWLEY or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INSIGHT ENTERPRISES, INC. that the stockholder(s) are entitled to vote at the Annual Meeting of stockholder(s) to be held at 8:30 AM MST on May 13, 2025, at 2701 E. Insight Way, Chandler, AZ 85286, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no choice is specified, the proxy will be voted "FOR" the election of the nominees for director in Proposal 1 and "FOR" Proposals 2 and 3, and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side